Filed Pursuant to Rule 424(b)(3)
Registration No. 333-202025

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.

SUBJECT TO COMPLETION. DATED MARCH 16, 2016.

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED SEPTEMBER 21, 2015)

€

Republic of Colombia

% Global Bonds due

The bonds will mature on             ,             . The Republic of Colombia (“Colombia” or the “Republic”) will pay interest on the bonds on              of each year, commencing on             , 2017. The bonds will be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the bonds ratably with payments being made under any other external indebtedness.

Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

The bonds will be issued under an indenture and constitute a separate series of debt securities under the indenture. The indenture contains provisions regarding future modifications to the terms of the bonds that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 28, 2015. Under these provisions, which are described beginning on page 7 of the accompanying prospectus, Colombia may amend the payment provisions of any series of debt securities (including the bonds) and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2⁄3% of the aggregate principal amount of the outstanding bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

See “Risk Factors” beginning on page S-9 to read about certain risks you should consider before investing in the bonds.

Neither the Securities and Exchange Commission, referred to as the SEC, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per bond		Total
Public offering price(1)		%	€
Underwriting discount		%	€
Proceeds, before expenses, to Colombia		%	€

(1)	Purchasers will also be required to pay accrued interest, if any, from , 2016, if settlement occurs after that date.

Delivery of the bonds, in book-entry form only through the facilities of Euroclear Bank S.A./N.V., as operator of the Euroclear System plc, and Clearstream Banking, societé anonyme, Luxembourg, is expected to be made against payment on or about             , 2016.

BBVA	Goldman, Sachs & Co	J.P. Morgan

The date of this prospectus supplement is             , 2016.

Prospectus Supplement

Prospectus

Colombia has only provided to you the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia has not authorized anyone to provide you with different information. Colombia is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Colombia is the fourth largest country in South America, with a territory of 441,020 square miles (1,141,748 square kilometers). Located on the northwestern corner of the South American continent, Colombia borders Panama and the Caribbean Sea on the north, Peru and Ecuador on the south, Venezuela and Brazil on the east and the Pacific Ocean on the west. According to the Departamento Administrativo Nacional Estadístico (National Administrative Department of Statistics, or “DANE”), Colombia’s population in 2015 was estimated to be approximately 48.2 million, compared with 47.7 million in 2014. Based on the latest available population statistics for Colombian cities, in 2014, approximately 7.8 million people live in the metropolitan area of Bogotá, the capital of Colombia. Furthermore, in 2014, Medellín and Cali, the second and third largest cities, had populations of approximately 2.4 million and 2.3 million, respectively. The most important urban centers, with the exception of Barranquilla (the largest port city), are located in the Cordillera valleys. Colombia has a population density of approximately 108 people per square mile (42 people per square kilometer).

Government

Colombia is governed as a Presidential Republic. Colombia’s territory is divided into 32 departments. Each department is divided into municipalities.

The Republic of Colombia is one of the oldest democracies in the Americas. In 1991, a popularly elected Constitutional Assembly approved a new Constitution, replacing the Constitution of 1886. The Constitution provides for three independent branches of government: an executive branch headed by the President; a legislative branch consisting of the bicameral Congress, composed of the Chamber of Representatives and the Senate; and a judicial branch consisting of the Corte Constitucional (Constitutional Court), the Corte Suprema de Justicia (Supreme Court of Justice, or “Supreme Court”), the Consejo de Estado (Council of State), the Consejo Superior de la Judicatura (Supreme Judicial Council), the Fiscalía General de la Nación (National Prosecutor General) and in such lower courts as may be established by law.

In the presidential elections that took place in 2014, Juan Manuel Santos was reelected as president of Colombia. The next presidential election is scheduled for May 2018.

Judicial power is vested in the Constitutional Court, the Supreme Court, the Council of State, the Supreme Judicial Council, the National Prosecutor General and in such lower courts as may be established by law. The function of the Constitutional Court, whose nine members are elected by the Senate for an eight-year term, is to assure that all laws are consistent with the Constitution and to review all decisions regarding fundamental rights. The Supreme Court is the final appellate court for resolving civil, criminal and labor proceedings. The Council of State adjudicates all matters relating to the exercise of public authority or actions taken by the public sector, including the review of all administrative decisions or resolutions that are alleged to contradict the Constitution or the law. The Council of State also acts as advisor to the Government on administrative matters. The Supreme Court and Council of State justices are appointed for eight-year terms by their predecessors from a list of candidates provided by the Supreme Judicial Council. The National Prosecutor General, who is appointed for a four-year term by the Supreme Court from a list of three candidates submitted by the President, acts as the nation’s prosecutor. The judicial branch is independent from the executive branch with respect to judicial appointments as well as budgetary matters.

National legislative power is vested in the Congress, which consists of a 102-member Senate and a 166-member Chamber of Representatives. Senators and Representatives are elected by direct popular vote for terms of four years. Senators are elected on a nonterritorial basis, while Representatives are elected on the basis of proportional, territorial representation. In each department, administrative power is vested in departmental assemblies whose members are elected by direct popular vote. At the municipal level, administrative power is vested in municipal councils, which preside over budgetary and administrative matters. The most recent Congressional elections occurred on March 9, 2014. In the Senate, candidates from Partido Social de la Unidad Nacional, Centro Democrático Mano Firme Corazón Grande, Partido Conservador Colombiano, Partido Liberal Colombiano, Partido Cambio Radical, Partido Alianza Verde, Polo Democrático Alternativo and Partido Opción Ciudadana won 21, 19, 19, 17, 9, 5, 5 and 5 seats, respectively. In the Chamber of Representatives, Partido Social de la Unidad Nacional, Partido Liberal Colombiano, Partido Conservador Colombiano, Partido Cambio Radical, Centro Democrático Mano Firme Corazón Grande, Partido Alianza Verde, Partido Opción Ciudadana, Polo Democrático Alternativo and Partido Movimiento Independiente de Renovación Absoluta won 39, 37, 27, 16, 12, 6, 6, 3 and 3 seats, respectively. The next Congressional elections will be held in March 2018.

Selected Colombian Economic Indicators

	2010	2011	2012	2013	2014
Domestic Economy
Real GDP Growth (percent)(1)	4.0%	6.6%	4.0%	4.9%	4.4%
Gross Fixed Investment Growth (percent)(1)	4.9	19.0	4.7	6.0	10.9
Private Consumption Growth (percent)(1)	5.0	6.0	4.4	3.8	4.4
Public Consumption Growth (percent)(1)	5.6	3.6	6.3	9.2	6.2
Consumer Price Index(2)	3.2	3.7	2.4	1.9	3.7
Producer Price Index(2)	4.4	5.5	(3.0)	(0.5)	6.3
Interest Rate (percent)(3)	3.7	4.2	5.4	4.2	4.1
Unemployment Rate (percent)(4)	11.1	9.8	9.6	8.4	8.7
Balance of Payments(5)	(millions of U.S. dollars)

Exports of Goods	40,762	58,262	61,604	60,281	57,012
Imports of Goods	38,406	52,126	56,648	57,101	61,610
Current Account Balance	(8,663)	(9,710)	(11,306)	(12,367)	(19,567)
Net Foreign Direct Investment	(947)	(6,228)	(15,646)	(8,557)	(12,426)
Net International Reserves	28,452	32,300	37,467	43,633	47,323
Months of Coverage of Imports (Goods and Services)	7.2	6.2	6.5	7.5	7.6
Public Finance(6)	(billions of pesos or percentage of GDP)

Non-financial Public Sector Revenue(7)	Ps.219,631	Ps.249,989	Ps.285,297	Ps.309,713	Ps.333,206
Non-financial Public Sector Expenditures(7)	229,354	255,860	278,032	315,285	346,539
Non-financial Public Sector Primary Surplus/(Deficit)(8)	(651)	7,059	21,984	10,956	5,483
Percent of Nominal GDP	(0.1)%	1.1%	3.3%	1.6%	0.7%
Non-financial Public Sector Fiscal Surplus/(Deficit)	(12,655)	(11,549)	2,824	(6,968)	(13,264)
Percent of Nominal GDP	(3.1)%	(1.8)%	0.4%	(1.0)%	(1.8)%
Central Government Fiscal Surplus/ (Deficit)	(21,019)	(17,507)	(15,440)	(16,645)	(18,356)
Percent of Nominal GDP	(3.9)%	(2.8)%	(2.3)%	(2.3)%	(2.4)%
Public Debt(9)	(billions of pesos or percentage of GDP)

Public Sector Internal Funded Debt(10)	Ps.183,319	Ps.192,105	Ps.200,523	Ps.227,032	Ps.244,933
Percent of Nominal GDP(1)	33.6%	31.0%	30.2%	32.0%	32.4%
Public Sector External Funded Debt(11)	$35,849	$38,533	$39,165	$40,953	$42,915
Percent of Nominal GDP(1)	12.6%	12.1%	10.4%	11.1%	13.6%

(1)	Figures for 2013 and 2014 are preliminary. Preliminary figures are published in March in the year succeeding the reference period and become final two years thereafter.
(2)	Percentage change over the 12 months ended December 31 of each year.
(3)	Average for each year of the short-term composite reference rate, as calculated by the Superintendencia Financiera (Financial Superintendency).
(4)	Refers to the average national unemployment rates in December of each year.
(5)	Calculations based on the sixth edition of the IMF’s Balance of Payments Manual. For more information, see “Recent Developments—Foreign Trade and Balance of Payments—Balance of Payments.”
(6)	All figures calculated according to IMF methodology, which includes privatization, concession and securitization proceeds as part of public sector revenues and nets transfers among the different levels of the non-financial public sector.
(7)	The amounts of transfers among the different levels of the consolidated non-financial public sector are not eliminated in the calculation of consolidated non-financial public sector revenue and consolidated non-financial public sector expenditures and, accordingly, the revenue and expenditure figures included above are greater than those that would appear had such transfers been eliminated upon consolidation.
(8)	Primary surplus/(deficit) equals total consolidated non-financial public sector surplus/(deficit) without taking into account interest payments or interest income.
(9)	Exchange rates as of December 31 of each year.
(10)	Includes peso-denominated debt of the Government (excluding state-owned financial institutions) with an original maturity of more than one year and public sector entities’ guaranteed internal debt.
(11)	In millions of dollars. Includes external debt of the Government (including Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial institutions) with an original maturity of more than one year.

Sources: Banco de la República, Ministry of Finance and Public Credit (“Ministry of Finance”), DANE and CONFIS

The Offering

Issuer	The Republic of Colombia.

Aggregate Principal Amount

€

Issue Price	% of the principal amount of the bonds, plus accrued interest, if any, from , 2016.

Issue Date	, 2016.

Maturity Date	,

Form of Securities	The bonds will be issued in the form of one or more registered global securities without coupons, which will be registered in the name of the common depository of Euroclear Bank S.A./N.V., as operator of the Euroclear System plc (“Euroclear”), and Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”). The bonds will not be issued in bearer form.

Denominations	The bonds will be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Interest	The bonds will bear interest from , 2016 at the rate of % per year. Colombia will pay you interest annually in arrears on of each year. The first interest payment will be made on , 2017.

Redemption	Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

Risk Factors	Risk factors relating to the bonds:

•	The price at which the bonds will trade in the secondary market is uncertain.

•	The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

•	The bonds permit Colombia to make payments in U.S. dollars if it is unable to obtain euro.

Risk factors relating to Colombia:

•	Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

•	Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

•	Colombia’s economy is vulnerable to external shocks, including those that could be caused by continued or future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, all of which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

See “Risk Factors” below for a discussion of certain factors you should consider before deciding to invest in the bonds.

Status	The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the bonds ratably with payments being made under any other external indebtedness.
Withholding Tax and Additional Amounts	Colombia will make all payments on the bonds without withholding or deducting any taxes imposed by Colombia, subject to certain specified exceptions. For more information, see “Description of the Securities—Debt Securities—Additional Amounts” on page 4 of the accompanying prospectus.

Further Issues	Colombia may from time to time, without the consent of the holders, increase the size of the issue of the bonds, or issue additional debt securities having the same terms and conditions as the bonds in all respects, except for the issue date, issue price and first payment on those additional bonds or debt securities; provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding bonds for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding bonds.

Listing	Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

Governing Law	New York; provided, that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Additional Provisions	The bonds will contain provisions regarding future modifications to their terms that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 28, 2015. Those provisions are described in the sections entitled “Description of the Securities—Meetings and Amendments” and “—Certain Amendments Not Requiring Holder Consent” in the accompanying prospectus.

Use of Proceeds	The net proceeds of the sale of the bonds, will be approximately € , after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be € ). Colombia will use the net proceeds for budgetary purposes for fiscal year 2016.

Underwriting	Under the terms and subject to the conditions contained in an underwriting agreement dated as of , 2016, Banco Bilbao Vizcaya Argentaria, S.A , Goldman, Sachs & Co., and J.P. Morgan Securities plc, as underwriters, are obligated to purchase all of the bonds if any are purchased.

RISK FACTORS

This section describes certain risks associated with investing in the bonds. You should consult your financial and legal advisors about the risk of investing in the bonds. Colombia disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Bonds

The price at which the bonds will trade in the secondary market is uncertain.

Colombia has been advised by the underwriters that they intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the bonds. The price at which the bonds will trade in the secondary market is uncertain.

The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

The bonds will contain provisions regarding acceleration and voting on amendments, modifications and waivers which are commonly referred to as “collective action clauses.” Under these provisions, certain key terms of the bonds may be amended, including the maturity date, interest rate and other payment terms, without your consent. See “Meetings and Amendments—Collective Action Clause” in the accompanying prospectus.

The bonds permit Colombia to make payments in U.S. dollars if it is unable to obtain euro.

If the euro is unavailable to Colombia due to the imposition of exchange controls or other circumstances beyond its control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the bonds will be made in U.S. dollars until the euro is again available to Colombia or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euro. Any payment in respect of the bonds made in U.S. dollars in such circumstances will not constitute an event of default under the bonds or the indenture governing the bonds.

Risk Factors Relating to Colombia

Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Colombia is a foreign state. As a result, it may not be possible for investors to effect service of process within their own jurisdictions upon Colombia or to enforce against Colombia judgments obtained in their own jurisdictions. See “Description of the Securities—Jurisdiction; Enforceability of Judgments” in the accompanying prospectus.

Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

Investing in an emerging market country such as Colombia carries economic risks. These risks include economic instability that may affect Colombia’s economic results. Economic instability in Colombia and in other Latin American and emerging market countries has been caused by many different factors, including the following:

•	high interest rates;

•	changes in currency values;

•	changes in commodity prices, such as the recent decline in oil prices;

•	high levels of inflation;

•	exchange controls;

•	wage and price controls;

•	changes in economic or tax policies;

•	the imposition of trade barriers; and

•	internal security issues.

Any of these factors, as well as volatility in the markets for securities similar to the bonds, may adversely affect the liquidity of, and trading markets for, the bonds. See “Forward-Looking Statements” in the accompanying prospectus. For further information on internal security, see “Recent Developments—Republic of Colombia—Internal Security.”

Colombia’s economy remains vulnerable to external shocks, including those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

The mining sector (including oil) is a significant contributor to the Colombian economy and is a principal source of exports. On June 13, 2015, the Government published its medium-term fiscal framework, which reflected the Government’s expectation that the fall in oil prices will result in a shortfall in oil revenues of approximately 1.4% of GDP as compared to 2014 and an increase in the Central Government fiscal deficit to 3.0% of GPD in 2015. In addition, China is Colombia’s second most important trading partner in terms of exports. According to preliminary figures, exports to China accounted for 6.3% of Colombia’s total exports in 2015. A continuation of current low oil prices and/or the economic slowdown in China could have an adverse effect on Colombia’s economic growth and its ability to service its public debt. For more information, see “Recent Developments—Monetary System—Interest rates and inflation” and “—Foreign exchange rates and international reserves” in this prospectus supplement, and “Economy—Gross Domestic Product,” “Monetary System—Foreign Exchange Rates and International Reserves—Appreciation of the Peso and Measures Taken by the Government” and “—Interest rates and inflation” in Colombia’s annual report on Form 18-K for the year ended December 31, 2014, filed with the SEC on September 9, 2015 (“2014 Annual Report”).

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economic growth of any of Colombia’s major trading partners, such as the United States or the European Union, or a continued slowdown in China’s economy could have a material adverse impact on Colombia’s balance of trade and adversely affect Colombia’s economic growth. The United States and the European Union are Colombia’s largest export markets. In 2015, the United States accounted for 27.6% of Colombia’s total exports and the European Union accounted for 16.8% of Colombia’s total exports. A decline in United States or European Union demand for imports could have a material adverse effect on Colombian exports and Colombia’s economic growth. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investments is disfavored by international investors, Colombia could be adversely affected by negative economic or financial developments in other emerging market countries. Colombia has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 1999 devaluation of the Brazilian real, the 2001 Argentine financial crisis and the global economic crisis that began in 2008. Similar developments can be expected to affect the Colombian economy in the future.

There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Colombia. In addition, there can be no assurance that these events will not adversely affect Colombia’s economy and its ability to raise capital in the external debt markets in the future. See “Forward-Looking Statements” in the accompanying prospectus.

Currency Risks

If the euro depreciates against your home country currency, the effective yield of the bonds could decrease below its interest rate and could result in a loss to you.

Rates of exchange between your home country currency and euro may change significantly, resulting in a reduced yield or loss to you on the bonds. In recent years, rates of exchange between certain currencies have been highly volatile, and you should expect this volatility to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, do not necessarily indicate future fluctuations.

Foreign exchange rates can either be fixed by sovereign governments or float. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. National governments, however, rarely voluntarily allow their currencies to float freely in response to economic forces. Sovereign governments may use a variety of techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the rate of exchange of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate by devaluation or revaluation of a currency. A special risk to you in purchasing bonds denominated in a foreign currency is that their yield could be affected by these types of governmental actions.

Exchange controls could affect exchange rates and prevent Colombia from paying you in the specified currency.

Governments have imposed exchange controls in the past and may do so in the future. There is a possibility that your government or foreign governments will impose or modify foreign exchange controls while you are a holder of the bonds. Exchange controls could cause exchange rates to fluctuate, resulting in a reduced yield or loss to you on the bonds. Exchange controls could also limit the availability of a specified currency for making payments on the bonds.

If you file a lawsuit in the United States against Colombia, the court may not render a judgment in any currency other than U.S. dollars.

New York law will apply to the bonds, except that the authorization of the bonds and their execution by Colombia will be governed by Colombian law. Courts in the United States customarily have not rendered judgments in any currency other than U.S. dollars. However, New York law provides that in a lawsuit based on an obligation owed in a currency other than U.S. dollars, a court will render a judgment first in the currency of the obligation and then will convert this amount into U.S. dollars at the exchange rate on the date of the judgment. Fluctuations in exchange rates may cause this amount to be different than the amount Colombia would have paid you under its original obligations. It is possible that New York law would not be applied (a) in any action based on an obligation denominated in a currency unit or (b) by a federal court sitting in the State of New York.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Colombia has translated historical amounts into U.S. dollars (“U.S. dollars,” “dollars,” “$”or “U.S. $”) or pesos (“pesos,” “Colombian pesos” or “Ps.”) at historical average exchange rates for the period indicated. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus attached hereto. Colombia is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the bonds and for Luxembourg listing purposes.

Responsibility Statement

Colombia, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the accompanying prospectus) is, to the best of Colombia’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. Colombia accepts responsibility accordingly.

INCORPORATION BY REFERENCE

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Colombia can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement from the date Colombia files that document. Except for the purposes of the Prospectus Directive, reports filed by Colombia with the SEC on or after the date of this prospectus supplement and before the date that the offering of the bonds by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Exhibit D to Colombia’s 2014 Annual Report is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus.

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of the above document (including only the exhibits that are specifically incorporated by reference in it). Requests for such document should be directed to:

Dirección General de Crédito Público y Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Telephone: 57-1-381-2802 /57-1-381-2156

Fax: 57-1-381-2801/57-1-381-2102

You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg paying agent and transfer agent specified on the inside back cover of this prospectus supplement or from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Table of References

For purposes of Commission Regulation (EC) No. 809/2004, any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purposes only:

EC No. 809/2004 Item	2014 Annual Report

Annex XVI, 3.1: Issuer’s position within the governmental framework	“Republic of Colombia—Government and Political Parties” on pages D-7 to D-9 of Exhibit D

Annex XVI, 3.2: Geographic location and legal form of the issuer	“Republic of Colombia—Geography and Population” and “—Government and Political Parties” on pages D-7 to D-9 of Exhibit D

Annex XVI, 3.3: Recent events relevant to the issuer’s solvency	“Introduction” on pages D-5 to D-6 of Exhibit D, “Republic of Colombia—Internal Security” on pages D-10 to D-16 of Exhibit D and “Recent Developments” beginning on page S-16 of the prospectus supplement

Annex XVI, 3.4(a): Structure of the issuer’s economy	“Economy—Principal Sectors of the Economy”, “—Infrastructure Development,” “—Role of the State in the Economy; Privatization”, “—Environment,” “—Employment and Labor” and “—Poverty” on pages D-23 to D-51 of Exhibit D and “Monetary System” on pages D-68 to D-77 of Exhibit D; and “Recent Developments—Economy” beginning on page S-19 of the prospectus supplement

Annex XVI, 3.4(b): Gross domestic product	“Economy—Gross Domestic Product” on pages D-20 to D-22 of Exhibit D; and “Recent Developments—Economy” beginning on page S-19 of the prospectus supplement

Annex XVI, 3.5: Colombia’s political system and government	“Republic of Colombia—Government and Political Parties” on pages D-7 to D-9 of Exhibit D

Annex XVI, 4(a): Tax and budgetary systems of the issuer	“Public Sector Finance—General,” “—Public Sector Accounts” and “—2015 Budget” on pages D-78 to D-85 of Exhibit D; and “Recent Developments—Public Sector Finance” beginning on page S-34 of the prospectus supplement

Annex XVI, 4(b): Gross public debt of the issuer	“Public Sector Debt” and “Tables and Supplementary Information” on pages D-87 to D-96 of Exhibit D and “Recent Developments—Public Sector Debt” beginning on page S-35 of the prospectus supplement

Annex XVI, 4(c): Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages D-52 to D-67 of Exhibit D; and “Recent Developments—Foreign Trade and Balance of Payments” beginning on page S-26 of the prospectus supplement

Annex XVI, 4(d): Foreign exchange reserves	“Monetary System—Foreign Exchange Rates and International Reserves” on pages D-74 to D-77 of Exhibit D; and “Recent Developments—Monetary System—Foreign Exchange Rates and International Reserves” beginning on page S-33 of the prospectus supplement

Annex XVI, 4(e): Financial position and resources	“Foreign Trade and Balance of Payments” on pages D-52 to D-55 of Exhibit D and “Public Sector Finance—General,” “—Public Sector Accounts” and “—2015 Budget” on pages D-78 to D-85 of Exhibit D; and “Recent Developments—Foreign Trade and Balance of Payments” beginning on page S-26 of the prospectus supplement and “Recent Developments—Public Sector Finance” beginning on page S-34 of the prospectus supplement

Annex XVI, 4(f): Income and expenditure figures and 2015 budget	“Public Sector Finance—Public Sector Accounts” and “—2015 Budget” on pages D-79 to D-85 of Exhibit D; and “Recent Developments—Public Sector Finance” beginning on page S-34 of the prospectus supplement

USE OF PROCEEDS

The net proceeds of the sale of the bonds will be approximately €            , after deduction of the underwriting discounts and of certain expenses payable by Colombia (which are estimated to be €            ). Colombia will use the proceeds of the sale of the bonds for budgetary purposes for fiscal year 2016.

RECENT DEVELOPMENTS

This section provides information that supplements the information about Colombia contained in Colombia’s 2014 Annual Report, as it may be amended from time to time. To the extent the information in this section is inconsistent with the information contained in the 2014 Annual Report, as amended to date, the information in this section replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the 2014 Annual Report, as amended to date.

Republic of Colombia

Government and Political Parties

In the presidential elections that took place in 2014, Juan Manuel Santos was reelected as president of Colombia. The next presidential election is scheduled for May 2018.

Internal Security

The level of criminal activity has generally shown a decreasing trend since the Uribe administration took office in August 2002. In particular, violence by guerilla organizations has generally decreased. Incidents of homicide increased from 15,459 in 2010 to 16,127 in 2011 and to 16,440 in 2012, but decreased in 2013 to 15,419 and to 13,343 in 2014. Incidents of kidnapping increased from 282 in 2010 to 305 in 2011, but remained constant in 2012. Incidents of kidnapping decreased from 299 in 2013 to 288 in 2014. Incidents of terrorism increased from 472 in 2010 to 571, in 2011, and to 894 in 2012. Incidents of terrorism decreased from 890 in 2013 to 763 in 2014. In 2015, homicides decreased to 12,673 reported cases, while kidnappings fell to 210 cases and incidents of terrorism declined to 440 reported cases. In January 2016, according to preliminary data, homicides decreased by 7.2%, incidents of kidnapping decreased by 82.1% and incidents of terrorism decreased by 77.8%, compared to the same month in 2015.

Over the past two decades, Colombia has implemented various measures to address the violence associated with the guerilla movements, including bilateral negotiations, enactment of legislation to protect the victims of armed conflicts, increased investment and economic development in conflict areas and the introduction of social, political and economic reforms designed to improve living conditions, increase access to the political process and equalize the distribution of income.

On September 4, 2012, President Santos announced a “General Agreement for the Termination of Conflict” between the Government and the FARC. The agreement establishes a procedure that aims to end the armed conflict. The proposed peace process includes an agenda with five concrete points: (i) rural development; (ii) guarantees for political opposition and public participation; (iii) the end of armed conflict; (iv) combatting drug trafficking; and (v) the rights of the victims. The agreement does not contemplate the cession of land or cessation of military operations. Negotiations started in the first half of October 2012 in Oslo, Norway and have continued in Havana, Cuba.

On May 26, 2013, the Government and the FARC achieved an agreement on the first negotiation point concerning rural development. The main points of the agreement covered the following topics: access and land use, unproductive lands, registry of title to property, protection of agricultural frontier areas and reserves, development programs with a territorial approach, infrastructure and land improvement, social development, encouragement of agricultural production, economic cooperation, and food and nutrition policies.

An agreement on political participation, the next point in the negotiation agenda, was reached on November 6, 2013. The agreement includes: rights and guarantees for political opposition, including access to media, in particular for new political movements that appear once the final agreement is reached; democratic mechanisms for public participation, including direct participation; and measures to promote further participation, in equal conditions and with security guarantees, of all sectors of the society in national, regional and local politics, including the most vulnerable population.

On May 16, 2014, the Government and the FARC announced an agreement concerning the problem of drug trafficking. The agreement aims to: work with the parties involved; transform the affected farmlands; open new opportunities for communities and territories; guarantee the rights of rural farmers; clear the areas affected by land mines and unexploded ordnance; promote a comprehensive strategy to ensure full respect of the rule of law in the territories concerned; implement a program for eradicating illicit crops; strengthen institutional capabilities for the detection, control and reporting of illicit financial transactions; and promote new plans against money laundering.

On June 7, 2014, the Government and the FARC announced an agreement to take responsibility for the victims of the internal conflict, one of the most important points in the peace negotiations between the Government and the FARC. The agreement outlined 10 basic principles: recognition of victims; acknowledgment of responsibility; recognition of the rights of the victims; victim participation; the discovery of the truth of what happened during the conflict; reparation for victims; guarantees of protection and security; guarantee of non-repetition; principle of reconciliation; and focus on human rights. Finalization of this agreement, however, is conditioned on a general agreement upon the full negotiating agenda and no assurance can be given that such agreement will be reached or that if it is reached, that the agreement will not be materially modified.

On December 20, 2014, the FARC initiated a ceasefire and President Santos expressed the hope that this unilateral and undefined ceasefire could lead to a bilateral and permanent treaty.

On January 5, 2015, President Santos emphasized that the continuing peace negotiation is one of the principal objectives of the Government in 2015. At a meeting with the negotiating team in 2014, he emphasized the benefits to Colombia following the unilateral ceasefire by the FARC and invited the ELN to take the same initiative. The Government negotiating team returned to Havana with the aim of concluding a peace agreement as soon as possible.

On February 20, 2015, United States Secretary of State John Kerry announced that Bernie Aronson, a former Assistant Secretary of State for Western Hemisphere Affairs, was appointed to support the Colombian peace process. The United States is not a direct participant in the negotiation table.

On March 7, 2015, as provided for in the de-escalation framework and seeking to build trust with, and to improve the security conditions of, the inhabitants of at-risk zones in which land mines, improvised explosive devices, unexploded ordnance and other explosive remnants of war are present, the Government and the FARC agreed to request that the Norwegian People’s Aid organization lead and coordinate a clean-up and decontamination project in order to disarm and dispose of such explosive devices.

On July 12, 2015, delegations from the Government and the FARC announced that in order to provide confidence in the peace process, engender trust among the delegations, speed up agreement as to remaining items in the general agreement agenda and create the conditions for a general ceasefire of bilateral hostilities and disarmament, they decided to negotiate terms under which a general ceasefire of bilateral hostilities and disarmament would occur. Such ceasefire would require monitoring and verification of compliance with the ceasefire. To this effect, they requested that a delegate from the Secretary-General of the United Nations and a delegate of the Union of South American Nations follow the negotiations so as to aid in creating such a system. In the meantime, the FARC, as a gesture of de-escalation, agreed to maintain unilateral suspension of all offensive actions. The Government, starting July 20, 2015, de-escalated its own military actions.

On December 15, 2015, delegations from the Government and the FARC discussed and reached agreement on the “Victims” Agenda, which includes sub-items on “human rights of victims” and “truth”. Both parties agreed to create the Commission for the Clarification of Truth, Coexistence and Non Repetition, a Special Unit to search for missing people and a Special Jurisdiction for Peace, which will include a Tribunal for Peace. This judicial infrastructure will focus on administering justice and investigating and prosecuting human rights violations. In this framework, both parties reaffirmed their commitment to a formula for victims’ claims and to contribute to building a stable and lasting peace.

On January 6, 2016, the High Commissioner for Peace, Sergio Jaramillo, met with a delegation of 60 victims of the conflict who went to Havana and participated in the drafting of the agreement on the “Victims” Agenda. Mr. Jaramillo listened to the questions and concerns of several victims and affirmed his recommendation of the continued involvement of victims in negotiating the Havana agreements.

On January 25, 2016, the United Nations Security Council approved the establishment of a political mission in Colombia for 12 months. The mission’s purpose is to monitor disarmament if a peace agreement between the Government and the FARC is reached. The mission will be made up of unarmed international observers who will be responsible for verification of a definitive bilateral ceasefire, cessation of hostilities and laying down of arms and form part of the compliance mechanism that the parties will include in the final peace agreement. The mission will be headed by a special representative of the Secretary-General.

On February 4, 2016, on the commemoration of the fifteen-year anniversary of Plan Colombia, the U.S. initiative to aid the Colombian government on their ongoing war on drugs, the United States Government furthered its support in Colombia with a new economic assistance program, that if approved by the U.S. congress, would allocate U.S. $450 million for peace efforts called, “Paz Colombia”.

Other Domestic Initiatives

On November 22, 2013, a law on infrastructure was passed. The main purpose of the law is to establish a regulatory framework and provide tools for improving the country’s transportation infrastructure. It seeks to make the approval and execution process for transportation infrastructure more efficient and expeditious through structures that will support and facilitate the development of a modern transport network for the country. With the infrastructure plan, the Government hopes to build 1,300 km of new roads from 2014 to 2018. Upon completion, Colombia is projected to have a total of 3,262 km of paved roads, a significant increase from the current total of 1,962 km. The Government’s strategy is based on increasing private sector involvement in road projects, thereby implementing the fourth generation (4G) plan to improve the competitiveness of the country’s domestic network of roads.

On December 23, 2014, President Santos signed Law 1739 of 2014. The law seeks to maintain the growth of the Colombian economy through infrastructure development and social programs and strike a balance between taxes on wealth and income without adversely affecting the middle class or small and medium size companies. The key provisions of the tax law include: (i) a temporary wealth tax on those with net assets above Ps. 1 billion effective as of January 1, 2015; (ii) a permanent increase on the CREE from 8% to 9%, starting in 2015; (iii) a temporary income tax surcharge of the CREE for a company’s earnings above Ps.800 million, which surcharge will be 5% for 2015, 6% for 2016, 8% for 2017 and 9% for 2018; (iv) postponing the elimination of the tax on financial transactions, the Gravamen a los Movimientos Financieros GMF, to 2019, at which point it will gradually be reduced by 1 point each year until its elimination in 2022; (v) a tax deduction for investments in innovation; (vi) extending a subsidy in energy services (gas and electric) for the poor; and (vii) creating a Tax Expert Commission, Comisión de Expertos para la Equidad y la Competitividad Tributaria, which will propose reforms to make the Colombian tax system more equitable and efficient. The tax reform took effect on January 1, 2015.

On June 9, 2015, Law 1753 was approved by Congress through which the Government has implemented the National Development Plan (“PDN”) for the period 2014 to 2018. The three main pillars of the PDN are (i) peace, reflecting the Government’s political will to commit to sustainable peace; (ii) equity, in order to focus on human development with opportunities for all; and (iii) education, which the plan considers as the most powerful instrument for social equality and economic growth. Additionally, there are five cross strategies that are meant to implement the three pillars: (i) competitiveness and strategic infrastructure; (ii) social mobility; (iii) transformation of the countryside (which includes initiatives on land access and distribution and improving the socio-economic condition of those living in rural areas); (iv) security, justice and democracy for peace building; and (v) good governance. Additionally, there is an evolving strategy, green growth, which includes as objectives the growth of sustainable development, lowering of carbon emissions, protecting the environment and planning for natural disasters and the effects of climate change.

On January 13, 2016, the Government sold 100% of its ownership interests in the power generation company, Isagen (57.6% of its total outstanding shares). The winning bidder in the auction process was the Canadian investment fund, Brookfield Asset Management. The total purchase price for the Government’s ownership interest was Ps. 6.5 trillion. The Government stated that the proceeds of the sale will be used to finance part of the 4G roadway infrastructure projects. To this end, the Government has approved the use of Ps. 1 trillion of the sale proceeds to capitalize the National Development Fund (“FDN”) in order to support the financing of 4G road projects.

Foreign Affairs and International Organizations

On August 22, 2015, President Nicolás Maduro of Venezuela declared a state of emergency in certain parts of the border with Colombia and closed those borders due to alleged violence and smuggling. Certain Colombian citizens who had been living in Venezuela in the areas affected by the state of emergency have been since deported. On August 23, 2015, Colombia reiterated its willingness to cooperate with Venezuela in order to deepen both countries’ commitment against smuggling. At Colombia’s request, the permanent council of the Organization of American States held an extraordinary meeting on August 31, 2015 to determine whether to convene a meeting to consider the humanitarian situation faced by Colombians as a result of the deportations by Venezuela in connection with the state of emergency. Of the 18 votes needed to convene such a meeting, a sufficient majority to convene such a meeting was not attained. Accordingly, no resolution was passed.

On September 7, 2015, President Santos signed Decree No. 1770 of 2015, in order to respond to the Venezuelan border crisis, which declared a state of economic, social and ecological emergency in 40 municipalities in seven border departments. This decree allows the Government to take action on issues of social care, family reintegration, inter-administrative agreements, the definition of compulsory military draft and support for transportation of coal. In addition, the Government has implemented measures to facilitate access to housing, encourage job creation and promote economic development in the region.

On September 21, 2015, a meeting between the Ministers of Foreign Affairs, Mines and Energy, Defense, and Finance of both countries was held in Caracas, Venezuela. They agreed to make efforts in order to promote cooperation to combat drug trafficking, organized crime, smuggling and other forms of criminality. In the first months of 2016, the governments of Venezuela and Colombia made agreements to restart student mobilization through a humanitarian corridor, and allow the return of cargo vehicles and public service to their hometowns.

Economy

Gross domestic product

Real GDP grew by 6.6%, 4.0% and 4.9% in 2011, 2012 and 2013, respectively. Based on preliminary figures, real GDP grew by 4.4% in 2014 and 3.1% in 2015. According to preliminary figures, in 2015 real GDP grew 2.8% during the first quarter, 3.0% during the second quarter and 3.2% during the third quarter, compared to the same quarters in 2014.

According to preliminary figures, during 2015, the sectors that experienced the greatest real growth over the same quarter in 2014 were financial institutions, real estate and business services (4.3%), commerce, repairs, restaurants and hotels (4.1%) and construction (3.9%).

According to preliminary figures, during the first quarter of 2015, the sectors that experienced the greatest real growth over the same quarter in 2014 were commerce, repairs, restaurants and hotels (5.1%), construction (4.7%), financial institutions, real estate and business services (4.3%) and transport, storage and communication (2.9%). According to preliminary figures, during the second quarter of 2015, the sectors that experienced the greatest real growth over the same quarter in 2014 were construction (8.6%), mining and quarrying (4.3%), commerce, repairs, restaurants and hotels (4.0%), and financial institutions, real estate and business services

(3.7%). During the third quarter of 2015, the sectors that experienced the greatest real growth over the same quarter in 2014 were commerce, repairs, restaurants and hotels (4.8%), financial institutions, real estate and business services (4.3%), and electricity, gas and water (3.7%). During the fourth quarter of 2015, the sectors that experienced the greatest real growth over the same quarter in 2014 were agriculture, hunting, forestry and fishing (1.1%), construction (0.8%) and financial institutions, real estate and business services (1.0%).

Impact of Oil Prices

The mining sector (including oil) is a significant contributor to the Colombian economy and is a principal source of exports. The mining sector grew 5.5% in real terms in 2013, but contracted 0.2% in real terms in 2014. According to the preliminary figures, during the first and second quarters of 2015, the mining sector grew 0.5 % and 4.3%, respectively, but contracted 1.1% and 1.4% in the third and fourth quarters of 2015, respectively. Oil and its derivatives accounted for 55.2% of total exports in 2013, 52.8% of total exports in 2014 and 39.9% of total exports in 2015. According to the preliminary figures, oil and its derivatives accounted for 31.4% of total exports in January 2016. On June 13, 2015, the Government published its medium-term fiscal framework, which reflects the Government’s expectation that the fall in oil prices will result in a shortfall in oil revenues of approximately 1.4% of GDP as compared to 2014 and an increase in the Central Government fiscal deficit to 3.0% of GDP in 2015. The Government anticipates that the balance can be financed within the fiscal responsibility law through a higher cyclical deficit. See “Public Sector Finance—General” in the 2014 Annual Report for more information on the results of a review of the Government’s financial plan for 2015 and the impact of oil prices.

Principal Sectors of the Economy

Mining and Petroleum

Colombia holds substantial reserves of petroleum, natural gas, coal, minerals, precious metals and precious and semi-precious stones, including nickel, gold, silver, platinum and emeralds. It is among the world’s leading exporters of emeralds, gold and coal. According to statistics compiled by DANE, the mining sector as a whole (including the petroleum industry) accounted for approximately 7.3% of GDP in 2014, as compared to 7.7% in 2013. According to preliminary figures, mining remained constant in the first and second quarters of 2015 at 7.3% of GDP, but contracted in the third quarter to approximately 7.0% of GDP. Mining sector production decreased in 2014, recording a contraction in real terms of 0.2%, as compared to real growth of 5.5% in 2013, mainly due to the decrease in the value of minerals and metals (8.4%) and in crude oil and natural gas (1.4%).

Services

In 2010, the Government aimed to quadruple the number of internet broadband connections from 2.2 million to 8.8 million by 2014 through the “Plan Vive Digital”, a program designed to reduce unemployment and poverty while increasing competitiveness. At the end of 2014, the number of internet broadband connections exceeded the target, reaching a total of 9,891,506 broadband subscribers, in comparison with 8,216,401 broadband subscribers recorded at the end of 2013. At the end of the second quarter of 2015, the number of internet broadband subscribers increased to 5,349,118 subscribers, as compared to 5,216,440 during the first quarter of 2015.

Role of the State in the Economy

In 2014, the most important state-owned non-financial companies included Ecopetrol S.A., Medellín’s urban transit system (the “Medellín Metro”), the energy generation company Isagen and the energy transmission company ISA.

The following table sets forth selected financial data for the principal non-financial state-owned enterprises.

Principal Non-Financial Public Sector Enterprises

	Total Assets on Dec. 31, 2014(1)	Total Liabilities on Dec. 31, 2014(1)	Net Profits for 2014(2)	Total External Debt Guaranteed by the Republic on Dec. 31, 2014
	(millions of U.S. dollars)
Ecopetrol S.A	$59,425	$29,024	$3,755	$0
ISA	12,119	6,707	297	0
Isagen	3,578	1,802	218	219
Medellín Metro	1,623	2,442	(99)	62

(1)	Audited. Converted into U.S. dollars at the rate of Ps. 2,392.46/$1.00, the representative market rate on December 31, 2014.
(2)	Converted into U.S. dollars at the rate of Ps. 2,000.03/$1.00, the average representative market rate for January-December 2014.

Source: Directorate of Banking Investment – Ministry of Finance and Public Credit

Ecopetrol S.A. earned net profits of approximately Ps. 7.8 trillion ($3.7 billion) in 2014. Total net profits decreased by 41% as compared to 2013. Ecopetrol S.A. contributes to public sector revenues through a combination of income taxes, royalties and dividends. Ecopetrol S.A.’s total direct contribution to governmental revenues was Ps. 26.2 trillion in 2014, as compared to Ps. 30.9 trillion in 2013. The principal sources of Ecopetrol S.A.’s contribution to public sector revenues during 2014 were approximately Ps. 8.2 trillion in royalties, Ps. 10.8 trillion in dividends paid with respect to profits earned in 2014, Ps. 6.5 trillion in income taxes and Ps. 0.5 trillion in indirect taxes

ISA’s net profits in 2014 totaled Ps. 593.1 billion as compared to Ps. 433.0 billion in 2013.

In 2014, Isagen registered net profits of Ps. 436 billion ($218 million) as compared to Ps. 434.0 billion ($232 million) in 2013. Net profit was up 1% compared to 2013, offset by interest paid on debt associated with the construction of the Sogamoso hydroelectric power plant. On January 13, 2016, Brookfield Asset Management, purchased 100% of the Government’s ownership interests in Isagen (57.6% of its total outstanding shares) for $2 billion (Ps. 6.5 trillion) in a public auction. The Government plans to use the sale proceeds to fund a portion of the 4G roadway building program.

Medellín Metro registered a net loss of Ps. 197.2 billion ($82.6 million) in 2014 as compared to a net loss of Ps. 193.1 billion ($103 million) in 2013.

Environment

The PDN approved in June 2015 now includes as one of the strategies of the Government, Crecimiento Verde (Green Growth), a program promoting research, technological development and innovation for strengthening national and regional competitiveness with products and activities that contribute to sustainable development and growth with a low carbon footprint.

Employment and Labor

The following table presents national monthly average rates of unemployment from January 2011 through January 2016, according to the methodology adopted by DANE:

National Monthly Unemployment Rates(1)

	2011	2012	2013	2014	2015	2016
January	13.6%	12.5%	12.1%	11.1%	10.8%	11.9%
February	12.9	11.9	11.8	10.7	9.9
March	10.9	10.4	10.2	9.7	8.9
April	11.2	10.9	10.2	9.0	9.5
May	11.2	10.7	9.4	8.8	8.9
June	10.9	10.0	9.2	9.2	8.2
July	11.5	10.9	9.9	9.3	8.8
August	10.1	9.7	9.3	8.9	9.1
September	9.7	9.9	9.0	8.4	9.0
October	9.0	8.9	7.8	7.9	8.2
November	9.2	9.2	8.5	7.7	7.3
December	9.8	9.6	8.4	8.7	8.6

(1)	Unemployment rate is defined as the unemployed population divided by the labor force.

Source: DANE.

The following table presents national quarterly average rates of employment by gender for the periods indicated:

National Quarterly Employment Rates by Gender

	2011		2012		2013		2014		2015
	Women	Men	Women	Men	Women	Men	Women	Men	Women	Men
First Quarter	42.7%	67.4%	45.3%	68.7%	44.8%	68.3%	45.3%	68.3%	46.3%	69.2%
Second Quarter	44.6	68.1	47.6	69.3	47.5	68.7	47.8	69.2	48.7%	69.9%
Third Quarter	45.3	68.6	46.4	69.2	47.5	69.2	48.1	69.5	48.4%	69.4%
Fourth Quarter	48.1	71.7	47.5	70.8	48.5	71.2	49.2	71.6	49.7%	72.0%

Source: DANE.

The following tables present the distribution of national employment by sector of the economy for the periods indicated:

National Quarterly Employment Rates by Sector

	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	18.6%	17.6%	17.6%	18.8%
Mining and quarrying	1.0%	1.4%	1.6%	0.8%
Manufacturing	12.5%	13.4%	12.7%	13.5%
Electricity, gas and water supply	0.5%	0.5%	0.6%	0.6%
Construction	5.6%	5.4%	5.9%	5.9%
Retail, hotels and restaurants	26.6%	26.6%	26.1%	26.3%
Transport, storage and communications	8.8%	8.2%	8.2%	8.0%
Financial intermediation	1.2%	1.2%	1.2%	1.1%
Real estate, renting and business activities	6.4%	6.7%	6.5%	6.4%
Community, social and personal services	18.7%	19.0%	19.5%	18.5%
Total	100.0%	100.0%	100.0%	100.0%

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	17.9%	16.9%	17.2%	18.0%
Mining and quarrying	0.9%	1.3%	1.4%	0.9%
Manufacturing	13.0%	13.2%	12.3%	12.9%
Electricity, gas and water supply	0.6%	0.5%	0.5%	0.6%
Construction	6.2%	5.9%	5.8%	6.1%
Retail, hotels and restaurants	26.6%	26.9%	26.6%	26.9%
Transport, storage and communications	8.6%	8.1%	8.7%	7.9%
Financial intermediation	1.4%	1.2%	1.2%	1.2%
Real estate, renting and business activities	6.2%	6.5%	7.2%	6.9%
Community, social and personal services	18.6%	19.6%	19.1%	18.6%
Total	100.0%	100.0%	100.0%	100.0%

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	17.7%	16.1%	16.7%	17.0%
Mining and quarrying	1.2%	1.1%	1.3%	0.6%
Manufacturing	11.8%	12.7%	11.6%	12.0%
Electricity, gas and water supply	0.5%	0.5%	0.5%	0.5%
Construction	5.5%	5.5%	5.8%	6.4%
Retail, hotels and restaurants	27.8%	27.1%	27.3%	27.6%
Transport, storage and communications	8.6%	8.6%	8.0%	7.9%
Financial intermediation	1.3%	1.3%	1.5%	1.4%
Real estate, renting and business activities	7.2%	7.1%	7.1%	6.9%
Community, social and personal services	18.4%	20.1%	20.0%	19.6%
Total	100.0%	100.0%	100.0%	100.0%

	2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	16.4%	15.6%	16.6%	16.4%
Mining and quarrying	1.0%	1.1%	1.1%	0.7%
Manufacturing	11.8%	12.3%	11.6%	12.3%
Electricity, gas and water supply	0.6%	0.6%	0.5%	0.6%
Construction	5.9%	5.9%	5.9%	6.5%
Retail, hotels and restaurants	27.7%	27.2%	27.0%	27.2%
Transport, storage and communications	8.6%	8.3%	8.1%	8.3%
Financial intermediation	1.4%	1.3%	1.5%	1.2%
Real estate, renting and business activities	6.9%	7.2%	7.6%	7.4%
Community, social and personal services	19.7%	20.6%	20.1%	19.3%
Total	100.0%	100.0%	100.0%	100.0%

	2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	16.3%	15.4%	15.9%	16.8%
Mining and quarrying	0.8%	1.0%	1.1%	0.8%
Manufacturing	12.2%	12.2%	11.2%	11.8%
Electricity, gas and water supply	0.6%	0.5%	0.5%	0.5%
Construction	6.4%	6.1%	6,3%	6.2%
Retail, hotels and restaurants	27.4%	27.1%	27.8%	27.5%
Transport, storage and communications	8.5%	8.4%	8.1%	7.7%
Financial intermediation	1.4%	1.3%	1.4%	1.3%
Real estate, renting and business activities	7.4%	7.7%	7.5%	7.8%
Community, social and personal services	19.0%	20.2%	20.2%	19.6%
Total	100.0%	100.0%	100.0%	100%

Source: DANE. Calculations: Ministry of Finance.

Poverty

In September 2011, the Departamento Nacional de Planeación (“DNP”) released a new methodology that changed the poverty line and the construction of the family aggregate income. The following table shows the percentage of the population with incomes below the poverty line for the years indicated, following the new methodology.

Poverty in Colombia(1)

(percentage of population below poverty line –

(July-June))

July 2009 – June 2010	39.0%
July 2010 – June 2011	35.5%
July 2011 – June 2012	32.9%
July 2012 – June 2013	32.2%
July 2013 – June 2014	29.3%
July 2014 – June 2015	28.2%

(1)

The poverty line is defined as the minimum level of income necessary to acquire an adequate amount of food and primary goods. Households whose annual income (July-June) falls below that level are considered to be living in poverty. Households whose monthly income per-capita was lower than Ps. 217.043 for June 2015, Ps. 208.404 for June 2014, Ps. 204,270 for June 2013 and Ps. 198,758 for June 2012 were considered to be living in poverty. Households whose per-capita income was lower than Ps. 97,790 for June 2015, Ps. 92,312 for June 2014, Ps. 91,689 for June 2013, and Ps. 89,737 for June 2012 were considered to be living in extreme poverty.

Source: DANE.

Although Colombia does not have a welfare system, the Government modified the pension system in 1993 to serve social welfare needs. For further discussion of the pension system, see “Public Sector Finance—Public Sector Accounts—Expenditures” in the 2014 Annual Report. Also in 1993, legislation created a decentralized health care system which should, in the long term, provide subsidized care to the entire population.

Health Care Reform

On January 19, 2011, the President signed into law the Health Reform Law that allocates more resources to the health system (Ps.1.5 trillion per year). The Government will contribute Ps.1.0 trillion from the national budget. Other resources of funding are expected to come from the Family Compensation Funds (a non-governmental agency that pays social security subsidies), municipalities and departments, among others. The law will also order periodic updates to the public health insurance plans in order to make them consistent with the epidemiological profile of the population, limiting and rationalizing the type of treatments and drugs that are included in the insurance plans.

On February 16, 2015, President Santos and Health Minister Alejandro Gaviria signed Law 1751, which establishes health as an autonomous fundamental right. Under the law, the provision of emergency services becomes mandatory, eliminating any requirement for authorization prior to treatment. The law also provides that administrative or economic reasons cannot interrupt a patient’s care. Additionally, it establishes a cap on medicine prices based on international reference prices.

Other Government Initiatives to Combat Poverty

Other initiatives the Government has undertaken to alleviate poverty in Colombia include a program called “De cero a siempre”, which seeks to promote and ensure children’s comprehensive development from conception until the age of six. Furthermore, the Government has continued to develop the “Families in Action” program, a monetary transfer program that seeks to reduce poverty and income inequality by encouraging poor families to make certain commitments in education and health. The Government has also implemented the “Women Savers in Action Program”, which seeks to promote the autonomy and empowerment of women, as well as the “Income Generation and Employability Program”, which aims to provide job training and encourage entrepreneurship.

On May 28, 2015, President Santos presented a program called “Plan de Impulso a la Productividad y el Empleo” (PIPE 2.0). This plan seeks to stimulate the economy and mitigate the impact of the economic slowdown. This initiative seeks to generate investment in cross-sectors such as infrastructure, education, public works, housing, industry and mining. It includes almost Ps. 17 trillion of investment and is expected to create 300,000 jobs.

On July 6, 2015, President Santos signed into law the Anti-Smuggling Act, which seeks to be an effective tool to preserve formal employment and prosecute money laundering. This law increases penalties and fines, and gives more powers to the police and the Dirección de Impuestos y Aduanas Nacionales de Colombia (“DIAN”) to combat smuggling.

Foreign Trade and Balance of Payments

Balance of Payments

In June 2014, el Banco de la República adopted the sixth edition of the IMF’s Balance of Payments Manual framework and incorporated changes in balance of payments statistics from 2000 onward. The key changes from the fifth edition to the sixth edition of the IMF’s Balance of Payments Manual methodology include the reclassification of accounts within the balance of payments. On the current account side, a financial intermediation services account (FISIM) has been created and is included within the services account. The corresponding information was previously incorporated in the income line. On the capital account side, loans between affiliates (for nonfinancial sector companies), which had previously been incorporated within the loans account, are now included in the direct investment account. Furthermore, changes in the format for the presentation of information have been incorporated. Additionally, measurements of exports in the table “Balance of Payments” are different from the table “Exports (FOB) by Group of Products” and from the table “Trends in the Composition of Exports”, because these two latter tables do not incorporate special trade operations and commerce from the Free Trade Zones.

According to preliminary figures, Colombia’s current account registered a U.S. $19,567 million deficit in 2014, compared to a U.S. $12,367 million deficit in 2013. The increase in the current account deficit was mainly due to an increase in imports of goods and services accompanied by a decrease of exports of goods and services.

For 2014, the financial account registered a U.S. $19,903 million deficit, compared to a U.S. $11,845 million deficit for 2013. The increase in the deficit was mainly caused by a decrease in portfolio investment and other investment accounts.

According to preliminary figures, Colombia’s current account registered a deficit of U.S. $14,469 million for the first nine months of 2015, compared to a deficit of U.S. $13,222 million for the same period in 2014. The financial account registered a deficit of U.S. $14,972 million for the first nine months of 2015, compared to a U.S. $13,417 million deficit for the same period in 2014. The increase in the deficit in 2015 compared to 2014, was due to a decrease in imports and a decrease in exports as well.

The following table presents the balance of payments figures for the periods indicated based on the sixth edition of the IMF’s Balance of Payments Manual:

Balance of Payments (1)(2)(3)(4)

	For the Year ended December 31,					For the Nine Months Ended September 30,
Account	2010	2011	2012	2013	2014	2014	2015
	(in Millions of U.S. Dollars)
Current Account	(8,663)	(9,710)	(11,306)	(12,367)	(19,567)	(13,222)	(14,469)
Credit (Exports)	52,864	72,248	77,283	76,241	73,168	56,145	42,731
Debit (Imports)	61,527	81,958	88,589	88,608	92,736	69,368	57,199
Goods and Services	(1,893)	935	(858)	(2,763)	(11,255)	(6,037)	(12,968)
Credit (Exports)	45,875	63,898	68,034	67,140	63,862	49,395	35,015
Debit (Imports)	47,768	62,963	68,892	69,903	75,117	55,432	47,983
Goods	2,356	6,137	4,956	3,180	(4,598)	(1,208)	(9,782)
Credit (Exports)	40,762	58,262	61,604	60,281	57,012	44,359	29,709
Debit (Imports)	38,406	52,126	56,648	57,101	61,610	45,567	39,491
Services	(4,250)	(5,202)	(5.813)	(5,943)	(6,657)	(4,829)	(3,186)
Credit (Exports)	5,113	5,636	6,430	6,859	6,850	5,036	5,305
Debit (Imports)	9,363	10,838	12,244	12,802	13,507	9,865	8,491
Primary Income	(11,217)	(15,479)	(15,027)	(14,198)	(12,671)	(10,243)	(5,301)
Credit (Exports)	1,674	2,780	3,854	3,627	3,999	2,931	3,377
Debit (Imports)	12,891	18,260	18,882	17,825	16,670	13,174	8,678
Secondary Income	4,448	4,834	4,579	4,594	4,359	3,058	3,801
Credit (Exports)	5,315	5,570	5,394	5,473	5,308	3,819	4,339
Debit (Imports)	868	735	815	880	949	762	539
Financial Account	(9,275)	(8,925)	(11,754	(11,845)	(19,903)	(13,417)	(14,972)
Direct Investment	(947)	(6,228)	(15,646)	(8,557)	(12,426)	(10,169)	(5,857)
Net Acquisition of Financial Assets	5,483	8,420	(606)	7,652	3,899	2,369	3,378
Equity and Investment Fund Share	6,893	7,254	(557)	7,468	2,935	2,207	4,271
Debt Instruments	(1,410)	1,165	(49)	184	964	162	(893)
Net Incurrence of Liabilities	6,430	14,648	15,039	16,209	16,325	12,538	9,235
Equity and Investment Funds Share	7,065	12,776	13,800	13,840	13,832	10,915	7,828
Debt Instruments	(635)	1,872	1,239	2,368	2,493	1,623	1,407
Portfolio Investment	(973)	(6,090)	(5,690)	(6,978)	(11,654)	(10,720)	(9,110)
Net Acquisition of Financial Assets	2,290	2,111	1,666	4,096	7,007	5,936	1,293
Equity and Investment Fund Share	0	0	0	0	0	0	0
Debt Securities	2,290	2,111	1,666	4,096	7,007	5,936	1,293
Net Incurrence of Liabilities	3,263	8,202	7,356	11,073	18,661	16,656	10,403
Equity and Investment Fund Share	1,318	2,288	3,180	1,926	3,833	3,368	1,629
Debt Securities	1,944	5,914	4,176	9,147	14,828	13,288	8,773

	For the Year ended December 31					For the Six Months ended June 30,
Account	2010	2011	2012	2013	2014	2014	2015
	(in Millions of U.S. Dollars)
Financial Derivatives and Options to Purchase Shares by Employees	(354)	(82)	(714)	(33)	268	(144)	1482
Net Acquisition of Financial Assets	(354)	(202)	(780)	(156)	(411)	(326)	(173)
Net Incurrence of Liabilities	—	(120)	(66)	(124)	(680)	(182)	(1,655)
Other Investments	(10,144)	(267)	4,890	(3,225)	(528)	3,725	(1,776)
Net Acquisition of Financial Assets	210	3,417	2,656	1,826	1,820	3078	(353)
Net Incurrence of Liabilities	10,354	3,684	(2,234)	5,051	2,348	(647)	1423
Reserve Assets	3,142	3,742	5,406	6,946	4,437	3,891	288
Net Errors and Omissions	(613)	785	(448)	522	(335)	(194)	(504)
Memorandum of the Financial Account Excluding Reserve Assets	(12,418)	(12,668)	(17,160)	(18,792)	(24,339)	(17,308)	(15,261)

(1)	Data for 2015, 2014 and 2013 are preliminary and data for 2010, 2011 and 2012 are revised.
(2)	The calculation of the change in international reserves is made based on the 6th edition of the IMF Balance of Payments manual, following the recommendation not to include in this calculation changes due to exchange rate and price valuations.
(3)	Other financial corporations are institutional units that provide financial services, and which assets and liabilities are, in general, not available in open financial markets.
(4)	Non-financial corporations are corporations whose principal activity is the production of goods or non- financial market services. This category includes legally established companies, branches or non-resident corporations, quasi-corporations, hypothetical resident land owners units and resident non-profit institutions that are market producers of goods and non-financial services.

Source: Banco de la República—Economic Studies.

Exports of goods (according to balance of payments figures) decreased by 5.4% in 2014 compared to 2013 due to a decrease in international commodity prices, mainly oil prices, partially offset by an increase in the volume of shipped raw materials such as coffee, flowers and bananas. Nontraditional exports, including emeralds, decreased by 6.7% from $17,089 million in 2013 to $15,945 million in 2014. Among industry exports, the largest decreases among the categories of specifically identified export products were registered by other industries (including jewelry, musical instruments, sporting goods and other products), which decreased by 25.8%, iron and steel industries, which decreased by 12.1%, and paper and its byproducts, which decreased by 11.0%. According to DANE and Banco de la República exports in 2014 totaled approximately $54,795 million, including oil and its derivatives (52.8% of total exports), coal (12.4% of total exports), coffee (4.5% of total exports), nickel (1.2% of total exports) and nontraditional exports (29.1% of total exports).

According to preliminary figures supplied by DANE and the “DIAN”, exports of goods totaled $35,690 million during 2015, representing a 34.9% decrease as compared to the same period in 2014. This decrease was primarily caused by a decrease in traditional exports, primarily because of a 50.8% decrease in exports of oil and its derivatives, and a 12.6% decrease in non-traditional exports.

Geographic Distribution of Trade

The following tables show the destination and origin, respectively, of Colombia’s exports and imports.

Merchandise Exports to Major Trading Partners

	2010(1)	2011(1)	2012(1)	2013(1)	2014(1)	2015
	(percentage of total exports)
United States	42.2	38.6	36.3	31.4	25.7	27.6
China	4.4	3.5	5.6	8.7	10.5	6.3
Panama	2.4	3.8	4.8	5.5	6.6	6.7
Spain	1.4	3.0	4.9	4.9	6.0	4.4
India	1.3	1.3	2.3	5.1	5.0	1.5
Netherlands	4.2	4.4	4.2	3.9	3.9	4.2
Venezuela	3.6	3.0	4.3	3.8	3.6	3.0
Ecuador	4.6	3.4	3.2	3.4	3.4	4.0
Brazil	2.5	2.3	2.1	2.7	3.0	3.3
Peru	2.9	2.3	2.6	2.2	2.2	3.2
United Kingdom	1.7	2.1	1.9	1.9	2.0	1.8
Chile	2.7	3.9	3.6	2.7	1.8	2.1
Switzerland	2.2	1.7	1.2	0.8	0.9	1.2
Others	24.1	26.7	23.0	23.2	25.4	30.6
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Totals may differ due to rounding.

(1)	Preliminary.
Source:	DANE.

Merchandise Imports by Major Trading Partners

	2010(1)	2011(1)	2012(1)	2013(1)	2014(1)
	(percentage of total exports)
United States	36.5	35.6	33.1	34.7	34.2
China	5.0	5.5	6.0	6.0	6.6
Mexico	5.5	7.5	8.0	5.9	5.5
Panama	4.0	5.3	5.8	5.6	4.9
Switzerland	3.4	3.4	3.7	3.6	3.6
South Korea	3.3	3.3	3.1	3.3	3.6
Germany	3.5	3.4	3.3	3.5	3.1
Brazil	3.8	3.2	3.1	2.8	3.0
Chile	2.3	2.1	2.4	2.3	2.3
Japan	3.4	2.8	2.6	1.9	2.1
Spain	1.5	1.5	1.9	2.0	1.9
Uruguay	1.9	1.8	1.5	1.4	1.9
Ecuador	1.7	1.5	1.6	1.4	1.5
Others	24.2	23.0	23.9	25.6	25.6
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Totals may differ due to rounding.

(1)	Preliminary.

Source: National Directorate of Customs and Taxes.

The major trading partners of Colombia classified by exports are the United States, China and the European Union.

Exports to the United States were $9.9 billion in 2015, as compared to $14.2 billion in 2014. The 30.6% decrease in 2015 was mainly due to lower sales of refined petroleum products and mineral products, which decreased by 47.1% compared to 2014. According to preliminary figures, exports to the United States were $0.58 billion in January 2016, as compared to $0.70 billion in January 2015.

Exports to China were $2.2 billion in 2015, as compared to $5.7 billion in 2014. The 60.7% decrease in exports to China in 2015 compared to the previous year was mainly due to a 65.4% decrease in the export of refined petroleum products. According to preliminary figures, exports to China were $0.072 billion in January 2016, as compared to $0.1 billion in January 2015.

Exports to the European Union were $6.0 billion in 2015, compared to $9.4 billion in 2014. The 36.1% decrease in exports to the European Union in 2015 compared to the previous year was mainly due to a 38.1% decrease in exports of refined petroleum products and mineral products.

Colombia’s major trading partners classified by imports are the United States, China and Mexico.

Imports from the United States were $18.2 billion in 2014, as compared to $16.3 billion in 2013. In 2014, imports from the United States increased by 11.4% compared to 2013 mainly as a result of a 33.2% increase in imports of oil, minerals, refined petroleum products and related products. Imports from the United States were $9.5 billion for the period from January to July 2015.

Imports from China were $11.8 billion in 2014, as compared to $10.4 billion in 2013. In 2014, imports from China increased by 13.8% as compared to 2013 mainly as a result of a 16.2% increase in imports of equipment, electrical recording materials and image materials. Imports from China for the period from January to July 2015 totaled $5.7 billion.

Imports from Mexico were $5.3 billion in 2014, as compared to $5.5 billion in 2013, representing a decrease of 4.1%. Imports from Mexico totaled $2.3 billion for the period from January to July 2015.

Monetary System

Financial sector

As of December 31, 2015, Colombia’s financial sector had a total gross loan portfolio of Ps. 377.1 trillion compared to Ps. 324.7 trillion as of December 31, 2014. Past due loans totaled Ps. 11.5 trillion as of November 30, 2015, Ps. 11.5 trillion as of December 31, 2014 and Ps. 7.9 trillion as of December 31, 2013, representing an increase of 34% over the two-year period. Past due loans were 2.9% of total loans as of December 31, 2015, 3.0% of total loans as of December 31, 2014 and 2.8% as of December 31, 2013. Provisions as a percentage of past due loans were 159.9% as of December 31, 2015 and 151.7% as of December 31, 2014.

The aggregate net technical capital (or solvency ratio) of Colombian banks was 15.1% of risk- weighted assets as of December 31, 2014 and risk-weighted assets increased from Ps. 349.6 trillion as of December 31, 2014 to Ps.404.8 trillion as of December 31, 2015.

The following table shows the results of the financial sector as of and for the 12 months ended December 31, 2015:

Selected Financial Sector Indicators

(in millions of pesos as of, and for the 12 months ended,

December 31, 2015)

	Assets	Liabilities	Net Worth	Earnings
Banks (1)	Ps. 504,680,599	Ps. 437,326,633	Ps. 67,353,966	Ps. 9,636,256
Non-Banking Financial Institutions (2)	45,149,004	35,884,628	9,264,376	1,026,628

Total	Ps. 549,829,603	Ps. 473,211,262	Ps. 76,618,342	Ps 10,662,885

(1)	Includes financial corporations, commercial financing companies and cooperatives.
(2)	Includes Financiera Eléctrica Nacional (“FEN”), Banco de Comercio Exterior de Colombia S.A. (“Bancoldex”), Financiera de Desarrollo Territorial (Territorial Development Financing Agency or “FINDETER”), Fondo para Financiamiento del Sector Agropecuario (Agricultural Sector Financing Fund or “FINAGRO”), Fondo Financiero de Proyectos de Desarrollo (Financial Fund for Development Projects or “FONADE”), Fondo Nacional del Ahorro (National Savings Fund or “FNA”), Fondo de Garantías de Instituciones Financieras (Financial Institutions Guarantee Fund or “FOGAFIN”), Fondo de Garantías de Entidades Cooperativas (Cooperative Institutions Guarantee Fund or “FOGACOOP”), Fondo Nacional de Garantías (National Fund of Guarantees or “FNG”) and Instituto Colombiano de Crédito Educativo y Estudios Técnicos en el Exterior (Colombian Institute of Educational Credit and Overseas Technical Studies, or “ICETEX”).

Source: Financial Superintendency.

Interest rates and inflation

Consumer inflation (as measured by the change in the consumer price index, or “CPI”) for 2015 was 6.77% compared to 3.66% in 2014. The 12-month change in the CPI as of February 29, 2016 was 7.59%. The increase in the consumer inflation by 2015 and 2016 was mainly due to an increase in prices of foods of 10.85% and 4.29% respectively.

Producer price inflation (as measured by the change in the producer price index, or (“PPI”) for 2015 was 5.48% compared to 2014. As of February 29, 2016, the year-over-year PPI was 5.74%. The increase in the producer price inflation by 2015 and 2016 compared to December 2014, was mainly due to an increase in agriculture, hunting, forestry and fishing of 15.55% and 21.56% respectively.

In February 2015, DANE introduced a new methodology for calculating the “PPI” based on recommendations from the IMF, the OECD and Banco de la República. While the old methodology measured the average monthly change in prices of a basket of domestic supply of goods in the first stage of commercialization, including goods produced and sold by national companies and importers, the new methodology measures the average monthly change in prices of a basket of goods produced domestically. The new methodology has been applied to figures beginning in January 2015.

The average short-term composite reference rate (depósitos a término fijo, or “DTF”) decreased from 4.2% in 2013 to 4.1% in 2014. The average DTF for 2015 was 4.55%. The average DTF for 2016 (as of February 29, 2016) was 6.0%.

The following table shows changes in the CPI and the PPI and average 90-day deposit rates for the periods indicated.

Inflation and Interest Rates

Period	Consumer Price Index (CPI)	Producer Price Index (PPI)(1)	Short-Term Reference Rate (DTF)(2)
2010	3.2	4.4	3.7
2011	3.7	5.5	4.2
2012	2.4	(3.0)	5.4
2013	1.9	(0.1)	5.1
2014
January	2.1	1.0	4.0
February	2.3	1.9	4.0
March	2.5	2.6	3.9
April	2.7	3.2	3.8
May	2.9	3.3	3.8
June	2.8	2.0	3.9
July	2.9	2.0	4.1
August	3.0	2.5	4.0
September	2.9	2.6	4.3
October	3.3	4.2	4.3
November	3.7	3.7	4.4
December	3.7	6.0	4.3
2015
January	3.8	(1.3)	4.5
February	4.4	(3.2)	4.5
March	4.6	0.4	4.4
April	4.6	(0.9)	4.5
May	4.4	(1.0)	4.4
June	4.4	1.1	4.4
July	4.5	2.3	4.5
August	4.7	4.4	4.5
September	5.4	4.4	4.4
October	5.9	3.4	4.7
November	6.4	3.9	4.9
December	6.8	5.5	5.2
2016
January	7.5	5.3	5.7
February	7.6	5.7	6.3

(1)	Percentage change over the previous 12 months at the end of each month indicated, except for 2015 which registers percentage change from previous month. Figures for 2015 apply the new methodology announced by DANE as described above.
(2)	Average for each of the years 2010-2013 and, for each indicated month in 2014 and 2015, year-on-year of the DTF, as calculated by the Financial Superintendency.

Sources: DANE and Banco de la República.

On August 1, 2014, due to continued weakness in global demand and lower oil and raw material prices, Banco de la República increased the discount rate by 25 basis points to 4.25%. On September 1, 2014, Banco de la República increased the discount rate to 4.5% to combat higher seasonal inflation in entertainment services (2.8%) and transportation (3.2%) in the last quarter of the year. Through August 2015, Banco de la República maintained the interest rate at 4.5% due to a smaller increase in inflation than had been projected, lower economic growth in the United States and the Euro Zone, the risk of a greater deterioration in the Chinese economy, including the recent Yuan devaluation, low oil prices, low international demand and a possible increase in the United States interest rates by the Federal Reserve. As a result of accelerated increases in the consumer price index since September 2015 due to the depreciation of the Peso, increased raw material importation costs and a weaker food supply , Banco de la Rébublica gradually lifted interest rates. Interest rates were increased seven times, from September 2015 to February 2016, in steps of 25 basis points each until the discount rate reached the current 6.25%.

Foreign Exchange Rates and International Reserves

Exchange Rates

On March 10, 2016, the Representative Market Rate published by the Financial Superintendency for the payment of obligations denominated in U.S. dollars was Ps. 3,192.49=U.S.$1.00, as compared to Ps.2,592.59=U.S.$1.00 on March 10, 2015. During the 12-month period ended March 3, 2016, the Representative Market Rate reached a high of Ps. 3,434.89=U.S.$1.00 on February 12, 2016 and a low of Ps. 2,360.58=U.S.$1.00 on May 9, 2015.

International Reserves.

Banco de la República’s gross international reserves increased from $28,463.5 million at December 31, 2010 to $32,302.9 million at December 31, 2011. As of December 31, 2012, gross international reserves further increased by $5,171.2 million to $37,474.1 million and by December 31, 2013, gross international reserves were $43,639.3 million. As of December 31, 2014, gross international reserves increased by $3,688.8 million to $47,328.1 million. As of February 29, 2016, gross international reserves were $46,852.9 million, a decrease of $207.4 million compared to February 28, 2015.

The increase in international reserves in 2010 was mainly due to intervention by Banco de la República in the foreign exchange market and the increase in special drawing rights (“SDR”) allocated by the IMF. In December 2011, Banco de la República decided to resume the accumulation of international reserves mainly due to three factors: low interest rates in the developed economies, a decision to have a more conservative risk profile of the central bank’s portfolio and the depreciation of the euro against the dollar by 3% in 2011. During 2012 and 2013, Banco de la República continued accumulating international reserves mainly due to the adoption of a conservative risk profile in light of the global financial crisis. In July 2014, Banco de la República decided to increase the daily amount of dollar purchases and continued accumulating international reserves, in an amount totaling $2.0 billion between July and September 2014, buying at least $30 million daily. During October 2014, Banco de la República resumed accumulating international reserves through average daily purchases of $10.0 million in competitive auctions. In November 2014, Banco de la República purchased $ 165.0 million in the foreign exchange market through the auction mechanism of direct purchase. From January 2014 to December 2014, Banco de la República accumulated $4.1 billion. As of February 2015, Banco de la República decided not to continue increasing international reserves. Year-to-date, Banco de la República has not made purchases of foreign exchange.

As established by Decree 4712 of 2008 and in accordance with the technical criteria established by Resolution No. 262 of February 11, 2011, which governs the administration of excess liquidity, the General Directorate of Public Credit and the National Treasury is allowed to perform any transaction that Colombia may require in the foreign exchange market, including the purchase of foreign exchange in such amounts and at such times as it may determine from time to time and derivatives operations that consist of swaps and forward contracts over foreign exchange. As of February 2016, the General Directorate of Public Credit and National Treasury had no current position in swaps and forward contracts over foreign exchange.

On May 22, 2012, the Government issued Decree 1076 of 2012, which established a system to administer the “Fondo de Ahorro y Estabilización del Sistema General de Regalías,” or Savings and Stabilization Fund. Based on Legislative Act No. 05 of 2011, up to 30% of the income from the General System of Royalties will be disbursed to the Savings and Stabilization Fund. The General Directorate of Public Credit and National Treasury is responsible for transferring such royalties to the Savings and Stabilization Fund, which is managed by Banco de la República. For this purpose, the General Directorate of Public Credit and National Treasury, at its sole discretion, may buy dollars in the secondary market. Royalties are derived from natural resources, such as oil, coal and other mining activities. As of February 26, 2016, royalties had reached an aggregate amount of Ps. 37 trillion since inception and, as of December 31, 2015, transfers in dollars into the Savings and Stabilization Fund since inception totaled $3.1 billion.

Public Sector Finance

General

In 2015, the Central Government deficit was 3.0% of GDP compared to a deficit of 2.4% of GDP in 2014. The Central Government deficit for 2015 was Ps. 23,881 billion, an increase of 30.1% from the Ps. 18,356 billion deficit registered in 2014. Central Government revenues increased by 5.1%, from Ps. 119,744 billion in 2013 to Ps. 125,904 billion in 2014, while Central Government expenditures increased by 7.5%, from Ps. 134,965 billion in 2013 to Ps. 145,132 billion in 2014. The increase in expenditures was primarily due to increases in operating and interest expenditures.

The Government currently projects a Central Government deficit in 2016 of 3.6% of GDP. However, no assurance can be given concerning actual results for the 2016 period and beyond.

The 2016 budget is based on the following principal budget assumptions:

Principal 2016 Budget Assumptions

2016 Budget Assumptions as of December 2015(1)
Gross Domestic Product
Nominal GDP (billions of pesos)	858,511.4
Real GDP Growth	3.2%
Inflation(2)
Domestic Inflation (consumer price index)	4.5%
External Inflation(3)	1.4%
Real Devaluation at End of Period	5.7%
Export Prices
Coffee (ex-dock) ($/lb.) (4)	1.2
Oil ($/barrel) (5)	38
Coal ($/ton) (6)	61.8
Gold ($/Troy oz.) (4)	1,099.0

(1)	Figures correspond to statistics released by the General Directorate of Macroeconomic Policy in June 2015 in connection with the release of the Medium Term Fiscal Plan 2015.
(2)	End of period.
(3)	“External Inflation” is based on projected inflation in the United States as published in the IMF, World Economic Outlook Database, as of December 2015.
(4)	Budget assumptions based on data from the General Directorate of Macroeconomic Policy.
(5)	Based on inputs provided by the Mining and Energy Technical Group established by the Fiscal Rule and oil futures market. Projections include an average price of Brent oil of $35 per barrel.
(6)	Based on projections by the General Directorate of Macroeconomic Policy.

Source: General Directorate of Macroeconomic Policy, Ministry of Finance.

The figures set forth in this “—Public Sector Finance” section represent the Government’s forecast as of December 17, 2015 of the 2015 Colombian economy. While the Government believes that these assumptions and targets were reasonable when made, some are beyond the control or significant influence of the Government, and actual outcomes will depend on future events. Accordingly, no assurance can be given that economic results will not differ materially from the figures set forth above.

Privatization of Isagen

On January 13, 2016, the Government auctioned 100% of its ownership of interest in Isagen (57.61% of its total outstanding shares). The shares were purchased by Brookfield Asset Management as the winning bidder in an auction process. The share price was Ps. 4,130, representing a total purchase price of Ps. 6.49 billion received by the Government. The proceeds of the sale will be used to finance a portion of the 4G roadway projects.

Flexible Credit Line with the IMF

On June 24, 2013, the IMF’s Executive Board approved a two-year SDR 3.87 billion successor arrangement under the Flexible Credit Line, which at June 24, 2013 was equivalent to approximately $5.84 billion. On June 17, 2015, the IMF’s executive board approved a two-year SDR 3.87 billion successor arrangement under the IMF’s Flexible Credit Line, which at June 17, 2015 was equivalent to approximately $5.45 billion. To date, Colombia has not drawn on the Flexible Credit Line. The Government intends to treat the credit line as precautionary and does not plan to draw on the facility.

Public Sector Debt

Colombia’s ratio of total net non-financial public sector debt to GDP was 35.6% in 2010, it decreased to 34.1% in 2011, and it increased to 32.6% in 2012 and to 34.6% in 2013. For the year ended December 31, 2014, the ratio of total net non-financial public sector debt to GDP increased to 38.3%, mainly due to the increase in the amount of debt of the Central Government.

Public Sector Internal Debt

As of December 31, 2015, the Central Government’s total direct internal funded debt (with an original maturity of more than one year) was Ps. 223.7 trillion, compared to Ps. 289.86 trillion as of December 31, 2014. The following table shows the direct internal funded debt of the Central Government as of December 31, 2015 by type:

Central Government: Internal Public Funded Debt—Direct Funded Debt

At January 31, 2016
Treasury Bonds	Ps. 203,362,898
Pension Bonds	11,000,144
Peace Bonds	7,555
Constant Value Bonds	1,137,333
Others(1)	239,377
Security Bonds	106
Treasury notes	9,017,362
Total	Ps. 224,821,868

Total may differ due to rounding.

(1)	Includes other assumed debt.

Source: Deputy Directorate of Risk—Ministry of Finance.

Total direct internal floating debt (i.e., short-term debt with an original maturity of one year or less) of the Central Government was Ps. 44.9 billion as of August 31, 2015.

Public sector external debt

The following tables show the total external funded debt of the public sector (with an original maturity of more than one year) by type and by creditor:

Public Sector External Funded Debt by Type (1)

	As of January 31, 2015		As of January 31, 2016
	(in millions of U.S. dollars)
Central Government	U.S. $	38,935	U.S. $	41,292
Public Entities(2)
Guaranteed		1,691		1,576
Non-Guaranteed		18,601		21,504

Total External Funded Debt	U.S. $	59,226	U.S. $	64,372

(1)	Provisional; subject to revision. Includes debt with an original maturity of more than one year. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates as of July 31, 2014 and July 31, 2015, respectively.
(2)	Includes Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial entities.

Source: Debt Database—Ministry of Finance.

Public Sector External Funded Debt by Creditor(1)

	As of January 31, 2015		As of January 31, 2016
	(in millions of U.S. dollars)
Multilaterals	U.S. $	16,602	U.S. $	17,728
IDB		7,279		7,868
World Bank		8,209		8,371
Others		1,114		1,489 4
Commercial Banks		3,894		5,829
Export Credit Institutions		2,861		2,729
Bonds		34,747		36,508
Foreign Governments		1,120		1,576
Suppliers		2		2

Total	U.S. $	59,226	U.S. $	64,372

Total may differ due to rounding.

(1)	Provisional, subject to revision. Debt with an original maturity of more than one year. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates as of July 31, 2014 and July 31, 2015, respectively.

Source: Debt Registry Office Ministry of Finance.

On January 28, 2014, Colombia issued U.S. $2,000,000,000 aggregate principal amount of its 5.625% Global Bonds due 2044.

On October 28, 2014, Colombia issued U.S. $500,000,000 aggregate principal amount of its 4.000% Global Bonds due 2024 and U.S. $500,000,000 aggregate principal amount of its 5.625% Global Bonds due 2044 in a reopening of each such series.

On January 28, 2015, Colombia issued U.S. $1,500,000,000 aggregate principal amount of its 5.000% Global Bonds due 2045. On March 26, 2015, Colombia issued U.S. $1,000,000,000 aggregate principal amount of its 5.000% Global Bonds due 2045 in a reopening of such series.

As of May 31, 2015, floating (i.e., short-term debt with an original maturity of one year or less) public sector external debt totaled U.S. $513 million.

On September 28, 2015, Colombia issued U.S $1,500,000,000 aggregate principal amount of its 4.500% Global Bonds due 2026.

DESCRIPTION OF THE BONDS

This prospectus supplement describes the terms of the bonds in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

Colombia will issue the bonds under an indenture, dated as of January 28, 2015, as supplemented by the first supplemental indenture dated as of September 8, 2015, each between Colombia and The Bank of New York Mellon, as trustee. The information contained in this section and in the accompanying prospectus summarizes some of the terms of the bonds and the indenture. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the bonds. Therefore, you should read the indenture and the form of the bonds in making your investment decision. Colombia has filed copies of these documents with the SEC and also filed copies of these documents at the offices of the trustee and the paying agents.

General Terms of the Bonds

The bonds offered by this prospectus supplement will:

•	be issued on , 2016, in an initial aggregate principal amount of € ;

•	mature at par on , ;

•	be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof;

•	bear interest at % per year, accruing from , 2016;

•	pay interest in euros on of each year. The first interest payment will be made on , 2017. Colombia will compute the accrued interest payable on the bonds on the basis of the actual number of days in the interest period divided by 365, or, if any portion of the interest period falls in a leap year, the sum of (a) the actual number of days falling in the leap year divided by 366 and (b) the actual number of days falling in the non-leap year divided by 365;

•	pay interest to persons in whose names the bonds are registered at the close of business on preceding each payment date;

•	be represented by one or more global securities in fully registered form only, without coupons;

•	be registered in the name of the common depository of Euroclear Bank S.A./N.V., as operator of the Euroclear System plc (“Euroclear”), and Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”);

•	be available in definitive, certificated form only under certain limited circumstances;

•	be redeemable at the option of Colombia, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice on the terms described under “—Optional Redemption”; and

•	not be entitled to the benefit of any sinking fund.

The public offering price is             %, and the resulting yield to maturity (calculated on an annual basis) is             %. The yield is calculated on an annual basis (assuming a 365 (or 366) day year) on the issue date on the basis of the public offering price. It is not an indication of future yield.

Optional Redemption

Prior to             ,              (             months prior to the maturity date of the bonds), the bonds will be redeemable, in whole or in part, at any time and from time to time, at Colombia’s option, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the bonds and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the bonds (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on an annual basis (assuming the actual number of days in a 365- or 366-day year) at the Benchmark Rate (as defined below), plus          basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

At any time on or after             ,              (             months prior to the maturity date of the bonds), the bonds will be redeemable, in whole or in part at any time and from time to time, at Colombia’s option, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the date of redemption.

For this purpose, the following terms have the following meanings:

•	“Benchmark Rate” means, with respect to any redemption date, the rate per annum equal to the annual equivalent yield to maturity or interpolated maturity of the Comparable Benchmark Issue (as defined below), assuming a price for the Comparable Benchmark Issue (expressed as a percentage of its principal amount) equal to the Comparable Benchmark Price for such redemption date.

•	“Comparable Benchmark Issue” means the Bundesanleihe security or securities (Bund) of the German Government selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of such bonds.

•	“Comparable Benchmark Price” means, with respect to any redemption date, (i) the average of the Reference Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Dealer Quotation or (ii) if Colombia obtains fewer than four such Reference Dealer Quotations, the average of all such quotations.

•	“Independent Investment Banker” means one of the Reference Dealers (as defined below) appointed by Colombia.

•	“Reference Dealer” means any of Banco Bilbao Vizcaya Argentaria, S.A., Goldman, Sachs & Co. and J.P. Morgan Securities plc or their affiliates which are dealers of Bund of the German Government, and one other leading dealer of Bund of the German Government designated by Colombia, and their respective successors; provided that if any of the foregoing shall cease to be a dealer of Bund of the German Government, Colombia will substitute therefor another dealer of Bund of the German Government.

•	“Reference Dealer Quotation” means, with respect to each Reference Dealer and any redemption date, the average, as determined by Colombia, of the bid and asked prices for the Comparable Benchmark Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Colombia by such Reference Dealer at 3:30 p.m., Frankfurt, Germany time on the third business day preceding such redemption date.

Colombia will mail, or cause to be mailed, a notice of redemption to each holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the redemption date, to the address of each holder as it appears on the register maintained by the registrar. A notice of redemption will specify the redemption date and may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and Colombia will not be obligated to redeem the bonds.

In the event that fewer than all of the bonds are to be redeemed at any time, selection of bonds for redemption will be made in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which bonds are listed or if such securities exchange has no requirement governing redemption or the bonds are not then listed on a securities exchange, by lot (or, in the case of bonds issued in global form, based on the applicable procedures of Euroclear and Clearstream, Luxembourg). If bonds are redeemed in part, the remaining outstanding amount of any bond must be at least equal to €100,000 and be an integral multiple of €1,000.

Unless Colombia defaults in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the bonds called for redemption.

Payment of Principal and Interest

Colombia will make payments of principal and interest on the bonds represented by global securities by wire transfer of Euro in immediately available funds to the common depositary or to its nominee as the registered holder of the bonds, which will receive the funds for distribution to the owners of beneficial interests in the bonds.

Colombia has been informed by the common depositary that the owners will be paid in accordance with the procedures of the common depositary and its participants. None of Colombia, the trustee or any paying agent shall have any responsibility or liability for any of the records of, or payments made by, the common depositary or its nominee.

If the bonds are issued in definitive, certificated form, Colombia will make its interest and principal payments to you, if you are the person in whose name the certificated bonds are registered, by wire transfer if:

•	you own at least €1,000,000 aggregate principal amount of the bonds; and

•	not less than 15 days before the payment date, you notify the trustee or any paying agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions;

or

•	Colombia is making such payments at maturity; and

•	you surrender the certificated bonds at the corporate trust office of the trustee or at the offices of one of the other paying agents that Colombia appoints pursuant to the indenture.

Colombia will make these payments by making the funds available to the trustee in time for payments to be made on the bonds when due by the trustee or another paying agent. If Colombia does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail or cause to be mailed a check on or before the due date for the payment. The check will be mailed to you at your address as it appears on the security register maintained by the trustee on the applicable record date. If you hold your bonds through the common depositary, the check will be mailed to the common depositary, as the registered owner.

If any date for an interest or principal payment is a day on which the law (or an executive order) at the place of payment permits or requires banking or trust institutions to close, Colombia will make the payment on the next following business day at such place. Colombia will treat those payments as if they were made on the due date, and no interest on the bonds will accrue as a result of the delay in payment.

Initial holders will be required to pay for the bonds in euro, and all payments of principal of and interest and additional amounts (as defined below, if any), on the bonds, will be payable in euro, provided, that if on or after the date of this prospectus supplement, the euro is unavailable to Colombia due to the imposition of exchange controls or other circumstances beyond the Republic’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the bonds will be made in U.S. dollars until the euro is again available to Colombia or so used. The amount payable on any date in euro will be converted by the calculation agent into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the bonds so made in U.S. dollars will not constitute an event of default under the bonds or the indenture governing the bonds. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

For purposes of all payments of interest, principal or other amounts contemplated herein, “business day” means any day that is a day on which the Trans-European Automated Real-time Settlement Express Transfer (TARGET) System (or any successor thereto) is open for business and a day on which commercial banks are open for dealing in euro deposits in the London interbank market.

Paying Agents, Calculation Agent and Transfer Agents

Until all of the bonds are paid, Colombia will maintain a paying agent and transfer agent in The City of New York and London. Colombia has initially appointed The Bank of New York Mellon to serve as its paying agent, calculation agent and transfer agent in The City of New York and The Bank of New York Mellon, London Branch as its paying agent, calculation agent and transfer agent in London. In addition, Colombia will maintain a paying agent and a transfer agent in Luxembourg where the bonds can be presented for transfer or exchange for so long as any of the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require. Colombia has initially appointed The Bank of New York Mellon (Luxembourg) S.A. to serve as its Luxembourg paying agent and transfer agent. You can contact the paying agents and transfer agents at the addresses listed on the inside back cover of this prospectus supplement.

Notices

Colombia will mail any notices to the holders of the bonds at the addresses appearing in the security register maintained by the trustee. So long as the bonds are represented by a global security deposited with a custodian for the common depositary of Euroclear and Clearstream, Luxembourg, notices to be given to holders will be given to Euroclear and Clearstream, Luxembourg in accordance with their applicable rules and procedures in effect from time to time. Colombia will consider a notice to be given at the time it is mailed. So long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, Colombia will also publish notices to the holders in a leading newspaper having general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu is not practicable, Colombia will give notices in an English language newspaper with general circulation in the respective market regions or in another way consistent with the rules of the Luxembourg Stock Exchange.

Registration and Book-Entry System

Colombia will issue the bonds in the form of one or more fully registered global securities, registered in the name of a nominee of, and deposited with, a common depositary for Euroclear and Clearstream, Luxembourg. Upon receipt of the global securities, the common depositary will credit the respective principal amounts of the bonds represented by the global securities to the accounts of Euroclear and Clearstream, Luxembourg. Financial institutions, acting as direct and indirect participants in those clearing systems, will hold your beneficial interests in a global security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of bonds.

You may hold your beneficial interest in a global security directly through Euroclear or Clearstream, Luxembourg, if you are a participant in one of those clearing systems, or indirectly through organizations that are participants in those systems. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with Euroclear and Clearstream, Luxembourg. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with Euroclear or Clearstream, Luxembourg, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the Euroclear or Clearstream, Luxembourg system through direct participants.

As an owner of a beneficial interest in the global securities, you will generally not be considered the holder of any bonds under the indenture.

The laws of some jurisdictions require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global security may be limited.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action arising out of or based on the bonds instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action brought by a holder based on the bonds. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the bonds may, however, be precluded from initiating actions arising out of or based on the bonds in courts other than those mentioned above.

Subject to the next sentence hereof, Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the bonds. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and execution except as provided under (i) Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo); (ii) Articles 593, 594 and 595 et al. of Law 1564 of 2012 (Código General del Proceso), which entered into force on January 1, 2016, pursuant to the terms of Acuerdo No. PSAA15 -10392, of October 1, 2015, issued by the Colombian Council of the Judiciary (Consejo Superior de la Judicatura) and (iii) Article 19 of Decree 111 of January 15, 1996, pursuant to which the revenues, assets and property of the Republic located in the Republic are not subject to execution, set-off or attachment.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia in such actions unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with the issuance of the bonds.

TAXATION

United States

The following discussion supplements the disclosure provided under the heading “Taxation—United States Federal Taxation” in the accompanying prospectus. This discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a bond. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified, possibly retroactively, so the discussion below might not be reliable in the future. This discussion does not cover any state, local or foreign tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Colombia has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions.

This discussion deals only with holders that hold a bond as a capital asset as defined in the U.S. federal tax laws (generally, property held for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	persons subject to the alternative minimum tax;

•	United States expatriates;

•	persons that purchase or sell bonds as part of a wash sale for tax purposes;

•	persons that purchase or sell bonds as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a bond may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a bond, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of bonds that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the bonds.

You should consult your own tax advisor concerning the federal, state, local, foreign and other tax consequences to you of the purchase, ownership or disposition of a bond.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a bond and you are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under U.S. Treasury regulations to be treated as a domestic trust.

If you are not a U.S. Holder, this discussion does not apply to you and you should refer to “––Non-U.S. Holders” below.

The discussion herein assumes that the bonds will not be issued with original issue discount for United States federal income tax purposes.

Payments of Interest. Payments or accruals, depending on your method of accounting for tax purposes, of stated interest on a bond generally will be taxable to you as ordinary income. If you generally report your taxable income using the accrual method of accounting, the amount of interest income you realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the portion of the period within the taxable year). Alternatively, if you use the accrual method of accounting, you may elect to translate all interest income on foreign currency denominated bonds at the spot rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this alternative method, you may instead translate the interest accrued into U.S. dollars at the spot rate in effect on the date that you receive the interest payment if that date is within five business days of the end of the accrual period or taxable year. If you make this election, you must apply it consistently to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You cannot change the election without the consent of the IRS. If you use the accrual method of accounting, you will recognize foreign currency gain or loss on the receipt of an interest payment in euros if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income, regardless of whether you actually convert the payment into U.S. dollars. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on a bond. Generally, any gain or loss realized by a U.S. Holder on a subsequent conversion or disposition of euros will be ordinary income or loss from sources within the United States for foreign tax credit limitation purposes. If you generally report your taxable income using the cash method of accounting, the amount of interest income you will realize will be the U.S. dollar value of the euro payment based on the exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the bonds, including withholding tax on payments of such additional amounts. For purposes of the foreign tax credit provisions of the Code, interest (including any additional amounts) on a bond generally will constitute foreign source income and will be categorized as passive or general category income depending on your circumstances.

Disposition of Bonds. If you sell or otherwise dispose of a bond, you generally will recognize a gain or loss equal to the difference between your “amount realized,” which is equal to the amount you receive excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your “adjusted tax basis” in the bond. Gain or loss from the sale or other disposition of a bond generally will be capital gain or loss (except to the extent attributable to changes in exchange rates as described below), and will be long-term capital gain or loss if at the time you sell or dispose of the bond, you have held the bond for more than one year, or will be short-term capital gain or loss if you have held the bond for one year or less. Under the current tax law, net capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gains or losses that arise when you sell or dispose of a bond generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

If you receive euros upon the sale or other disposition of your bond, you will realize an amount equal to the U.S. dollar value of the euros on the date of sale or other disposition. Your tax basis in the euros received would be equal to the U.S. dollar amount realized. Generally, any exchange gain or loss realized by a U.S. Holder on a subsequent conversion or disposition of euros will be ordinary income or loss, and will be treated as derived from sources within the United States for foreign tax credit limitation purposes. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Your “adjusted tax basis” in the bond will generally equal the amount that you paid for the bond. If you purchase a bond with euros, your tax basis will be the U.S. dollar value of the euro purchase price on the date of purchase calculated at the exchange rate in effect on that date.

If the bond is traded on an established securities market and you use the cash method of accounting, or you use the accrual method of accounting and you make a special election, you will determine the U.S. dollar value of the cost of the bond and the U.S. dollar amount realized from a disposition of a bond by translating the amount of the euros that you paid or received for the bond at the spot rate of exchange on the settlement date.

If you use the accrual method of accounting and you make the election described above to determine the cost basis or amount realized in respect of a global bond traded on an established securities market, you must apply it consistently to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You cannot change the election without the consent of the IRS.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the bonds.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year generally may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The bonds may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the bonds.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a bond and are not a “U.S. Holder” as defined above.

“Payments of Interest” Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a bond unless you are engaged in a trade or business in the United States and the interest on the bond is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business (or, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a non-U.S. corporation, your interest income may, under certain circumstances, may subject to an additional “branch profits tax” currently imposed at a 30% rate (or, if attributable to a permanent establishment maintained by you within the United States, a lower rate under an applicable tax treaty).

Disposition of Bonds. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell a bond unless:

1.	that gain is effectively connected for tax purposes to any U.S. trade or business you are engaged in; or

2.	if you are an individual, you are present in the United States for 183 days or more in the taxable year in which you sell the bond and either (i) you have a tax home (as defined in the Code) in the United States in the taxable year in which you sell the bond, or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are a non-U.S. Holder described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a non-U.S. corporation, you may also be subject to the “branch profits tax” as described above. If you are a non-U.S. Holder described under (2) above, you generally will be subject to a flat 30 percent tax on the gain derived from the sale or other taxable disposition of a bond, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a bond generally will be treated in the same manner as payments of interest made to you, as described above under “––Payments of Interest.”

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the bonds are denominated in a foreign currency, a U.S. Holder (or a non-U.S. Holder that holds the bonds in connection with a U.S. trade or business) that recognizes a loss with respect to the bonds that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on IRS Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the applicable Treasury Regulations. For individuals and trusts, this loss threshold is U.S. $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with the purchase, ownership or disposition of the bonds.

Backup Withholding and Information Reporting

If you are a noncorporate U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if you fail to (i) provide an accurate taxpayer identification number; (ii) certify that you are not subject to backup withholding; (iii) report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to prove your exemption. If you hold a bond through a foreign partnership, these certification procedures would generally be applied to you as a partner. If you are paid the proceeds of a sale or redemption of a bond effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a foreign office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person is:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•	a foreign partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of , 2016 Colombia has agreed to sell to the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amount of the bonds set forth opposite to its name in the following table:

Underwriter	Principal Amount
Banco Bilbao Vizcaya Argentaria, S.A.	€
Goldman, Sachs & Co.
J.P. Morgan Securities plc

Total	€

The underwriting agreement provides that the underwriters are obligated to purchase all of the bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the offering of the bonds may be terminated. Banco Bilbao Vizcaya Argentaria, S.A. is located at Ciudad BBVA—Edificio Asia c/Sauceda 28 28050 Madrid, Spain, Goldman, Sachs & Co. is located at 200 West Street, New York, New York 10282-2198, USA and J.P. Morgan Securities plc is located at 25 Canary Wharf, London E14 5JP, United Kingdom. The underwriters may also offer and sell bonds through certain of their affiliates.

Colombia expects that delivery of the bonds will be made against payment for the bonds on or about                     , 2016, which is the fourth business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this prospectus supplement will be required, by virtue of the fact that the bonds initially will settle on T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The underwriters propose to offer the bonds initially at the public offering price on the cover page of this prospectus supplement and to securities dealers at that price less a selling concession of     % of the principal amount of the bonds. The underwriters and any such securities dealers may allow a discount of     % of the principal amount of the bonds on sales to other dealers. After the initial public offering of the bonds, the underwriters may change the public offering price and concession and discount to dealers.

Colombia has been advised by the underwriters that the underwriters intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

In connection with the offering, the underwriters may purchase and sell the bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of the bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Colombia has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters and their affiliates may have engaged and may in the future continue to engage in transactions with and perform services for Colombia, for which they received or will receive customary fees and expenses, in addition to the underwriting of this offering. These transactions and services are carried out in the ordinary course of business.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Colombia. If any of the underwriters or their affiliates has a lending relationship with Colombia, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to Colombia consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in Colombia’s securities, including potentially the bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The bonds are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The underwriters have agreed that they will not offer or sell the bonds, or distribute or publish any document or information relating to the bonds, in any jurisdiction (including any Member State of the European Economic Area that has implemented the Prospectus Directive) without complying with the applicable laws and regulations of that jurisdiction.

If you receive this prospectus supplement and the accompanying prospectus, then you must comply with the applicable laws and regulations of the jurisdiction where you (a) purchase, offer, sell or deliver the bonds or (b) possess, distribute or publish any offering material relating to the bonds. Your compliance with these laws and regulations will be at your own expense.

Each underwriter has agreed to comply with the selling restrictions set forth in this prospectus supplement which are as follows:

European Economic Area Selling Restrictions (EEA)

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the underwriters has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the bonds which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the bonds to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of Colombia for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the bonds to the public shall require Colombia or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe to the bonds, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

This prospectus supplement has been prepared on the basis that any offer of the bonds in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of the bonds. Accordingly, any person making or intending to make an offer in that Relevant Member State of the bonds contemplated in this prospectus supplement in relation to the offer of the bonds may only do so in circumstances in which no obligation arises for Colombia or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. Neither Colombia nor any underwriter have authorized, nor do they authorize, the making of any offer of bonds in circumstances in which an obligation arises for Colombia or any underwriter to publish or supplement a prospectus for such offer.

The above selling restriction is in addition to any other selling restrictions set forth herein.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, (“FSMA”)) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to Colombia; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

Republic of Italy

The offering of bonds has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no bonds may be offered, sold or delivered, nor copies of this Prospectus Supplement, the accompanying Prospectus or any other documents relating to the bonds may not be distributed in Italy except:

(a) to “qualified investors,” as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter. b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

(b) in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the bonds or distribution of copies of this Supplement, the accompanying Prospectus or any other documents relating to the bonds in the Republic of Italy must be:

(a) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

(b) in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

(c) in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the bonds on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Switzerland

This prospectus supplement and the accompanying prospectus, as well as any other material relating to the bonds which are the subject of the offering contemplated by this prospectus supplement, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The bonds will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the bonds, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The bonds are being offered in Switzerland by way of a private placement, (i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the bonds with the intention to distribute them to the public). The investors will be individually approached by the underwriters from time to time. This prospectus supplement, as well as any other material relating to the bonds, is personal and confidential and does not constitute an offer to any other person. This prospectus supplement may only be used by those investors to whom it has been provided in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without Colombia’s express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Hong Kong

The bonds may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), (the “CWUMPO”) or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” (as defined in the CWUMPO) and no advertisement, invitation or document relating to the bonds may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEL”) and each underwriter has agreed that it will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds may not be circulated or distributed, nor may the bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the bonds are subscribed or purchased in reliance on an exemption under Sections 274 or 275 of the SFA, the bonds may not be sold within the period of six months from the date of the initial acquisition of the bonds, except to any of the following persons:

(a)	an institutional investor (as defined in Section 4A of the SFA);

(b)	a relevant person (as defined in Section 275(2) of the SFA); or

(c)	any person pursuant to an offer referred to in Section 275(1A) of the SFA,

unless expressly specified otherwise in Section 276(7) of the SFA or Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (the “SFR”).

Where the bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the debt securities pursuant to an offer made under Section 275 of the SFA, except:

(1)	to an institutional investor (as defined in Section 4A of the SFA) or to a relevant person (as defined in Section 275(2) of the SFA), or (in the case of such corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 32 of the SFR.

Chile

Pursuant to the Securities Market Law of Chile and Norma de Carácter General (Rule) No. 336, dated June 27, 2012, issued by the Superintendency of Securities and Insurance of Chile (Superintendencia De Valores y Seguros or “SVS”) (“Rule 336”), the bonds may be privately offered to certain Qualified Investors identified as such by Rule 336 (which in turn are further described in rule no. 216, dated June 12, 2008, of the SVS).

Rule 336 requires the following information to be made to prospective investors in Chile:

1.	Date of commencement of the offer: , 2016. The offer of the bonds is subject to Norma de Carácter General (Rule) No. 336, dated June 27, 2012, issued by the Superintendency of Securities and Insurance of Chile (Superintendencia De Valores y Seguros or “SVS”).

2.	The subject matter of this offer are securities not registered with the Securities Registry (Registro de Valores) of the SVS, nor with the Foreign Securities Registry (Registro de Valores Extranjeros) of the SVS, due to the bonds not being subject to the oversight of the SVS;

3.	Since the bonds are not registered in Chile there is no obligation by the issuer to deliver public information about the bonds in Chile; and

4.	The bonds shall not be subject to public offering in Chile unless registered with the relevant securities registry of the SVS.

This information has been translated into Spanish below.

Información a los Inversionistas Chilenos:

De conformidad con la Ley n° 18.045, de Mercado de Valores y la Norma de Carácter General n° 336 (la “NCG 336”), de 27 de junio de 2012, de la Superintendencia De Valores y Seguros de Chile (la “SVS”), los bonos pueden ser ofrecidos privadamente a ciertos “Inversionistas Calificados”, a los que se refiere la NCG 336 y que se definen como tales en la norma de carácter general n° 216, de 12 de junio de 2008, de la SVS.

La siguiente información se proporciona a potenciales inversionistas de conformidad con la NCG 336:

1.	La oferta de los bonos comienza el , 2016, y se encuentra acogida a la Norma de Carácter General N° 336, de fecha 27 de junio de 2012, de la SVS;

2.	La oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores extranjeros que lleva la SVS, por lo que tales valores no están sujetos a la fiscalización de esa superintendencia;

3.	Por tratarse de valores no inscritos en chile no existe la obligación por parte del emisor de entregar en chile información pública sobre estos valores; y

4.	Estos valores no podrán ser objeto de oferta pública en chile mientras no sean inscritos en el registro de valores correspondiente.

The bonds will not be registered with the SVS under the Chilean Securities Market Law (Ley No. 18,045 de Mercado de Valores), and, accordingly, may not be offered to persons in Chile except in circumstances that do not constitute a public offering under Chilean law.

Colombia

The bonds have not been and will not be registered in the Colombian National Registry of Securities and Issuers maintained by the SFC and may not be offered or sold publicly or otherwise be subject to brokerage activities in Colombia, except as permitted by Colombian law.

Peru

The bonds and the information contained in this offering memorandum have not been and will not be registered with or approved by SMV or the Lima Stock Exchange. Accordingly, the bonds cannot be offered or sold in Peru, except if such offering is a private offering under the securities laws and regulations of Peru. The Peruvian securities market law establishes that any offering may qualify as a private offering if it is directed exclusively to institutional investors.

The bonds have not been registered with the SBS for Peruvian private pension fund investment eligibility, as required by Peruvian legislation.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33- 105 regarding underwriter conflicts of interest in connection with this offering.

GENERAL INFORMATION

Legislation

The creation and issue of the bonds have been authorized pursuant to: Law 533 of November 11, 1999, the surviving portions of Law 185 of January 27, 1995, the relevant portions of Law 80 of October 28, 1993, Law 781 of December 20, 2002, Law 1366 of December 21, 2009, Law 1624 of April 29, 2013, Law 1771 of December 30, 2015, Decree 1068 of May 26, 2015, Authorization by Act of the Comisión Interparlamentaria de Crédito Público adopted in its meeting held on December 17, 2015, Article 16 (c) and (h) of Law 31 of 1992, Resolution No. 725 of March 14, 2016 of the Ministry of Finance and Public Credit, and CONPES document No. 3842 DNP, MINHACIENDA, dated August 14, 2015.

For as long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, (1) Colombia will provide for inspection copies of Colombia’s registration statement, the indenture and the underwriting agreement at the offices of the Luxembourg paying agent and transfer agent during normal business hours on any weekday, (2) Colombia will make available copies of Colombia’s annual reports covering the last two fiscal years in English (as and when available), including the budget for the current fiscal year, at the offices of the Luxembourg paying agent and transfer agent during normal business hours on any weekday and (3) Colombia will also make available, free of charge, this prospectus supplement and the accompanying prospectus and copies of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus at the offices of the Luxembourg paying agent and transfer agent. You may also obtain copies of this prospectus supplement together with the accompanying prospectus and any documents incorporated herein by reference from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Authorization

As of                     , 2016, Colombia has obtained all consents and authorizations that are necessary under Colombian law for (1) the issuance of the bonds and (2) Colombia’s performance of its obligations under the bonds and the indenture.

Litigation

Colombia is not involved and has not been involved in the past 12 months in any litigation or arbitration proceedings relating to claims or amounts that are material in the context of the issue of the bonds. Colombia is not aware of any such litigation or arbitration proceedings that are pending or threatened.

Clearing

The bonds have been accepted for clearing and settlement through Euroclear and Clearstream, Luxembourg. The securities codes are:

ISIN	Common Code

Validity of the Bonds

The validity of the bonds will be passed upon for Colombia by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia and by Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022, United States counsel to Colombia.

The validity of the bonds will be passed upon for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, United States counsel to the underwriters, and by Brigard & Urrutia Abogados S.A.S., Calle 70 A No. 4-41, Bogotá D.C., Colombia, Colombian counsel to the underwriters.

As to all matters of Colombian law, Arnold & Porter LLP may assume the correctness of the opinion of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and Sullivan & Cromwell LLP may assume the correctness of that opinion and the opinion of Brigard & Urrutia Abogados S.A.S.

As to all matters of United States law, the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury may assume the correctness of the opinion of Arnold & Porter LLP, and Brigard & Urrutia Abogados S.A.S. may assume the correctness of the opinion of Sullivan & Cromwell LLP. All statements with respect to matters of Colombian law in this prospectus supplement and the accompanying prospectus have been passed upon by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury and Brigard & Urrutia and are made upon their authority.

No Material Interest

Colombia is not aware of any interest, including any conflicting interest, that is material to the issue/offer.

Authorized Representative

The authorized representative of Colombia in the United States of America is Maria Isabel Nieto Jaramillo, Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017.

PROSPECTUS

Republic of Colombia

Debt Securities and

Warrants

Colombia may from time to time offer debt securities or warrants in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. Colombia may sell securities having an aggregate principal amount of up to $5,780,559,172 (or its equivalent in other currencies) in the United States.

The securities will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the securities ratably with payments being made under any other external indebtedness.

The securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Colombia’s external indebtedness issued prior to January 28, 2015, Colombia may amend the payment provisions of the securities and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of securities, more than 66 2/3% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding securities of each series affected by the proposed modification, taken individually.

Colombia may sell the securities directly, through agents designated from time to time or through underwriters.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is September 21, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Colombia filed with the SEC under a “shelf” registration process. Under this shelf process Colombia may sell, from time to time, any of the debt securities or warrants described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of $5,780,559,172. This prospectus provides you with a general description of the debt securities and warrants Colombia may offer under this shelf process. Each time Colombia sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Colombia, if necessary, and specific information about the terms of that offering.

Any information contained in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.

FORWARD-LOOKING STATEMENTS

The following documents relating to Colombia’s debt securities or warrants may contain forward- looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement.

Statements that are not historical facts, including statements about Colombia’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, assumptions, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Colombia undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Colombia cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include but are not limited to:

•

Adverse external factors, such as high international interest rates, low oil prices and recession or low growth in Colombia’s trading partners. High international interest rates could increase Colombia’s current account deficit and budgetary expenditures. Low oil prices could decrease the Government’s revenues and could also negatively affect the current account. Recession or low growth in Colombia’s trading partners could lead to fewer exports from Colombia and, therefore have a negative impact on Colombia’s growth.

•

Adverse domestic factors, such as declines in foreign direct and portfolio investment, domestic inflation, high domestic interest rates, exchange rate volatility, political uncertainty and continuing insurgency in certain regions and adverse effects of climatic events. Each of these could lead to lower growth in Colombia and lower international reserves.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Colombia will use the net proceeds from the sale of the securities for general budgetary purposes.

DESCRIPTION OF THE SECURITIES

This prospectus provides you with a general description of securities that Colombia may offer. Each time Colombia sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Debt Securities

Colombia will issue the debt securities under an indenture between Colombia and The Bank of New York Mellon, as trustee. Colombia has filed the indenture (which may be supplemented from time to time) and the form of debt securities as an exhibit to the registration statement of which this prospectus forms a part.

The following description is a summary of the material provisions of the debt securities and the indenture pursuant to which they are issued. Debt securities may be issued pursuant to an indenture between Colombia and the trustee named therein. The following description summarizes some of the terms of the debt securities and the indenture. Given that it is only a summary, the description may not contain all of the information that is important to you as a potential investor in these debt securities.

Therefore, you should read the indenture and the form of the debt securities in making your decision on whether to invest in the debt securities. Colombia has filed or will file a copy of these documents with the SEC and will also file copies of these documents at the office of the trustee.

General Terms

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;
•	the issue price;

•	the maturity date or dates;

•

if the debt securities bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Colombia to redeem the debt securities at its option;

•	any provisions that entitle you to early repayment at your option;

•	the currency or currencies that you may use to purchase the debt securities and that Colombia may use to pay principal, any premium and interest;

•	the form of debt security (global or certificated and registered);

•	the authorized denominations;

•	any index Colombia will use to determine the amount of principal, any premium and interest payment; and

•	any other terms of the debt securities that do not conflict with the provisions of the indenture.

Colombia may issue debt securities in exchange for other debt securities or which are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security to which it will be exchangeable or converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Colombia may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. If applicable, Colombia will describe the United States federal income tax consequences and any other relevant considerations in the applicable prospectus supplement for any issuance of debt securities.

Nature of Obligation

The debt securities constitute and will constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The debt securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision will not be construed so as to require Colombia to make payments under the debt securities ratably with payments made under any other external indebtedness.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Colombia will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of $2,000 and integral multiples of $1,000.

Payment of Principal and Interest

For each series of debt securities, Colombia will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “Description of the Securities—Global Securities” below.

Colombia will arrange for payments to be made on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Colombia will arrange for such payments by wire transfer or by check mailed to the registered holders of the debt securities at their registered addresses. So long as the trustee has received from Colombia the funds required for the payment of the amounts due in respect of the debt securities and such funds are available to holders of the debt securities in accordance with the terms of the debt securities and the indenture and holders of the debt securities are not prevented from claiming such funds in accordance with the terms of the debt securities and the indenture, Colombia shall not be considered to have defaulted in its obligation to make payment of such amounts on the date on which such amounts become due and payable.

Any money that Colombia pays to the trustee for payment on any debt security that remains unclaimed for two years will be returned to Colombia. Holders of any debt security will thereafter look only to the Republic for any payment which a Holder may be entitled to collect. To the extent permitted by law, claims against Colombia for the payment of principal, interest or other amounts will become void unless made within five years after the date on which the payment first became due, or a shorter period if provided by law.

Additional Amounts

Colombia will make all principal and interest payments on the debt securities of each series without deducting or withholding any present or future Colombian taxes, unless the deduction or withholding is required by law. In the event that Colombia is required to make any such deductions, it will pay the holders the additional amounts required to ensure that they receive the same amount as they would have received without this withholding or deduction.

Colombia will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

•	the holder or beneficial owner has some present or former connection with Colombia other than merely holding the debt security or receiving principal and interest payments on the debt security;

•

the holder or beneficial owner fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Colombia of the holder or beneficial owner, if compliance is required by Colombia as a precondition to exemption from the deduction; or

•	the holder does not present (where presentment is required) its debt security within 30 days after Colombia makes a payment of principal or interest available.

Redemption and Repurchase

Unless otherwise provided in the prospectus supplement for a series of debt securities, the debt securities will not be redeemable prior to maturity at the option of Colombia or repayable before maturity at the option of the holders. Nevertheless, Colombia may at any time purchase the debt securities and hold or resell them or surrender them to the trustee for cancellation.

Negative Pledge

Colombia will agree when it issues debt securities that as long as any of those debt securities remain outstanding, it will not create or permit to exist any lien (i.e., a lien, pledge, mortgage, security interest, deed of trust or charge), other than certain permitted liens, on its present or future revenues, properties or assets to secure its public external indebtedness, unless the debt securities are secured equally and ratably. As used in this prospectus, “public external indebtedness” means:

•

all actual and contingent obligations of Colombia for borrowed money or for the repayment of which Colombia is responsible that are payable, or at the option of the holder may be payable, in any currency other than Colombian currency; and

•

that are in the form of bonds, debentures, notes or other securities that are or were intended at the time of issue by Colombia to be quoted, listed or traded or which are ordinarily purchased and sold on any securities exchange, automated trading system, over-the-counter or other securities market, including securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933.

Nevertheless, Colombia may create or permit to exist certain liens as described below:

•

liens created before the date of the indenture, including renewals or refinancings of those liens; provided, however, that any renewal or refinancing of any those liens secures only the renewal or extension of the original secured financing;

•

any lien on property to secure public external indebtedness arising in the ordinary course of business to finance export, import or other trade transactions, which matures, after giving effect to all renewals and refinancings, not more than one year after the date on which this type of public external indebtedness was originally incurred;

•

liens securing public external indebtedness incurred in connection with a project financing, as long as the security interest is limited to the assets or revenues of the project being financed. “Project financing” means any financing of all or part of the acquisition, construction or development costs of any project where the provider of the financing (a) agrees to limit its recourse to the project and the revenues of the project as the principal source of repayment and (b) has received a feasibility study prepared by competent independent experts on the basis of which it is reasonable to conclude that the project will generate sufficient foreign currency income to service substantially all public external indebtedness incurred in connection with the project;

•	liens on any asset or property, and related revenues, to secure indebtedness borrowed for the purpose of financing the acquisition, development or construction of that asset or property;

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing;

•

liens existing on any asset or property and any related revenues at the time of its acquisition and any renewal or extension of the above liens that is limited to the same asset or property and related revenues and that secures a renewal or extension of the original secured financing; and

•

liens in addition to those permitted above, and any renewal or extension thereof; provided, that at any time the aggregate amount of public external indebtedness secured by such additional liens shall not exceed the equivalent of U.S.$14.768 billion.

Default and Acceleration of Maturity

Each of the following shall be an event of default under a series of debt securities:

1.	Non-Payment: Colombia fails to pay any principal of or interest on any debt security of that series within 30 days of the date when the payment was due; or

2.	Breach of Other Obligations: Colombia fails to perform any other material obligation contained in the debt securities of that series or the indenture and that failure continues for 60 days after the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series give written notice to Colombia to remedy the failure; or

3.	Cross Default on Direct Obligations: Colombia fails to pay when due any public external indebtedness (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues beyond any applicable grace period or waiver; or

4.	Cross Default on Guaranties: Colombia fails to pay when due any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues until the earlier of (a) the expiration of the applicable grace period or 30 days after written notice, whichever is longer, or (b) the acceleration of the public external indebtedness by any holder thereof and such acceleration shall not have been rescinded or annulled; or

5.	Denial of Obligations: Colombia or any governmental entity of Colombia which has the legal power to contest the validity of the debt securities contests the validity of the debt securities of that series in any type of formal proceeding; or

6.	Moratorium: Colombia declares a general suspension of payments or a moratorium on the payment of principal or interest on public external indebtedness which does not expressly exclude the debt securities of that series; or

7.	IMF Membership: Colombia ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF.

If any of the events of default described above occurs and is continuing, the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of the series then outstanding may declare all the debt securities of that series to be due and payable immediately by giving written notice to Colombia, with a copy to the trustee.

Holders holding debt securities representing in the aggregate more than 50% of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults and their consequences on behalf of the holders of all of the debt securities of that series if:

•

following the declaration that the principal of the debt securities of that series has become due and payable immediately, Colombia deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the holders that declared those notes due and payable, the trustee and their respective agents, attorneys and counsel; and

•	all events of default (other than non- payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Suits for Enforcement and Limitations on Suits by Holders

If an event of default for a series has occurred and is continuing, the trustee may, in its discretion, institute judicial action to enforce the rights of the holders of that series. With the exception of a suit to enforce the absolute right of a holder to receive payment of the principal of and interest on debt securities in the manner contemplated in the indenture and the securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities, but without giving effect to any acceleration), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless: (1) such holder has given written notice to the trustee that a default with respect to that series has occurred and is continuing; (2) holders of at least 25% of the aggregate principal amount outstanding of that series have instructed the trustee by specific written request to institute an action or proceeding and provided an indemnity satisfactory to the trustee; and (3) 60 days have passed since the trustee received the instruction, the trustee has failed to institute an action or proceeding as directed and no direction inconsistent with such written request shall have been given to the trustee by a majority of holders of that series. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

Meetings and Amendments—Collective Action Clause.

The debt securities will contain “collective action clauses”, which permit Colombia to amend the payment provisions and certain other “reserve matters” relating to the debt securities of a series with the consent of the holders of less than all of the affected series of debt securities. As described below, Colombia may amend such provisions of the debt securities with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Colombia may call a meeting of the holders of debt securities of a series at any time regarding the indenture or the debt securities of the series. Colombia will determine the time and place of the meeting. Colombia will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Colombia or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Colombia or the trustee (with a copy to Colombia) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Colombia will notify the trustee and the trustee will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Colombia will set the procedures governing the conduct of the meeting and if additional procedures are required, Colombia will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. Colombia will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Colombia.

The holders may generally approve any proposal by Colombia to modify the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Colombia that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Colombia’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification”;

•	change the definition of “uniformly applicable” or “reserve matter modification”;

•

authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Colombia or any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserve matter, including the payment terms of any series of debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•

where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•

where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

“Uniformly applicable” means a modification by which holders of debt securities of all series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification

(or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Colombia may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation. If any one or more debt securities issued under the indenture prior to September 8, 2015 are included in a proposed modification affecting two or more series of debt securities under the indenture that seeks holder approval pursuant to a single aggregated vote, that modification will be uniformly applicable (as described above) to all such series, regardless of when they were issued.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Colombia will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•

a description of Colombia’s economic and financial circumstances that are in Colombia’s opinion relevant to the request for the proposed modification, a description of Colombia’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

•	if Colombia shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Colombia’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Colombia is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Colombia or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Colombia or a public sector instrumentality, except that (x) debt securities held by Colombia or any public sector instrumentality of Colombia or by a corporation, trust or other legal entity that is controlled by Colombia or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Colombia or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Colombia, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Certain Amendments Not Requiring Holder Consent.

Colombia and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture or the debt securities of the series for the purpose of:

•	adding to Colombia’s covenants for the benefit of the holders;

•	surrendering any of Colombia’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

•

amending the debt securities of that series or the indenture in any manner that Colombia and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

Notices

Notices to the holders of debt securities will be mailed to the addresses of such holders as they appear in the register maintained by the trustee.

Further Issues of Debt Securities

From time to time, Colombia may, without the consent of holders of the debt securities of any series, create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except the amount of the first interest payment, the issue date and the issue price), provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding debt securities for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding debt securities of that series.

Warrants

If Colombia issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are to be offered, Colombia will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that will apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Colombia may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement to be entered into between Colombia and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures for, and conditions to the exercise of, the warrants;

•	the date or dates on which the right to exercise the warrants shall commence and expire;

•	whether and under what conditions Colombia may terminate or cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with such warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of such warrants.

Global Securities

DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below and they may modify or discontinue them at any time. None of Colombia, the trustee or any underwriter of securities named in a prospectus supplement will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, none of Colombia, the trustee or any underwriter of securities named in a prospectus supplement will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Colombia may issue the debt securities or warrants in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities.

When Colombia issues global securities, it will deposit the applicable security with a clearing system. The global security will be registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for physical securities, as discussed below under “Description of the Securities—Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include The Depository Trust Company, known as DTC, in the United States, and Euroclear and Clearstream, Luxembourg, in Europe.

Clearing systems process the clearance and settlement of global notes for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold global securities through participants in any of these systems, subject to applicable securities laws.

Ownership of Book-Entry Securities

If you wish to purchase global securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase global securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Colombia and the trustee run only to the registered owner of the global security, which will be the clearing system or its nominee or common depositary. For example, once Colombia and the trustee make a payment to the registered holder of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Colombia to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your global securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions.

The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Colombia or the trustee.

As an owner of securities represented by a global security, you will also be subject to the following restrictions:

•

you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name except under the circumstances described below under “Description of the Securities— Certificated Securities”;

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form;

•

you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective; and

•	clearing systems require that global securities be purchased and sold within their systems using same-day funds, for example by wire transfer.

Cross-Market Transfer, Clearance and Settlement

The following description reflects Colombia’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in global securities. These systems could change their rules and procedures at any time, and Colombia takes no responsibility for their actions or the accuracy of this description.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When global securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day European time after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of global securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e. have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When global securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the global securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Colombia will only issue securities in certificated form in exchange for a global security if:

•

the depositary notifies Colombia that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Colombia does not appoint a successor depositary or clearing agency within 90 days;

•

the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the debt securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

•	Colombia elects not to have the securities of a series represented by a global security or securities.

In any of these cases, unless otherwise provided in the prospectus supplement for an offering, Colombia and the trustee will issue certificated securities:

•	registered in the name of each holder;

•	without interest coupons; and

•	in the same authorized denominations as the global securities.

The certificated securities will initially be registered in the names and denominations requested by the depositary. You may transfer or exchange registered certificated securities by presenting them at the corporate trust office of the trustee. When you surrender a registered certificated security for transfer or exchange, the trustee will authenticate and deliver to you or the transferee a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. However, you may be charged for any stamp, tax or other governmental charge associated with the transfer, exchange or registration. Colombia, the trustee and any other agent of Colombia may treat the person in whose name any certificated security is registered as the legal owner of such security for all purposes.

If any registered certificated security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the trustee. Colombia and the trustee may require you to sign an indemnity under which you agree to pay Colombia, the trustee and any agent for any losses they may suffer relating to the security that was mutilated, destroyed, stolen or lost. Colombia and the trustee may also require you to present other documents or proof.

After you deliver these documents, if neither Colombia nor the trustee has notice that a bona fide purchaser has acquired the security you are exchanging, Colombia will execute, and the trustee will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

If a security presented for replacement has become payable, Colombia in its discretion may pay the amounts due on the security in lieu of issuing a new security.

Governing Law

The indenture and the securities will be governed by and interpreted in accordance with the laws of the State of New York unless otherwise specified in any series of debt securities; provided, that all matters related to the consent of holders and any modifications to the indenture or the debt securities will always be governed by and construed in accordance with the law of the State of New York; provided, further, that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action based on the debt securities or warrants of a series instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action arising out of or based on the securities. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the securities may, however, be precluded from initiating actions arising out of or based on the securities in courts other than those mentioned above.

Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the securities. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post- judgment attachment and execution, except as provided under (i) Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo), (ii) Articles 684 and 513 of the Colombian Civil Procedure Code (Código de Procedimiento Civil)

(which will be gradually superseded by Articles 593, 594 and 595 et al subject to the entry into force of Law 1564 of 2012 (Código General del Proceso) pursuant to the terms of article 627, paragraph 6 thereof) and (iii) Article 19 of Decree 111 of January 15, 1996, pursuant to which the revenues, assets and property of the Republic located in Colombia are not subject to execution, set-off or attachment.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions.

Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity in such action. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with each issuance of securities and/or warrants hereunder.

Provision in National Budget

Colombia recognizes that amounts due under the securities must be paid out of appropriations provided in the national budget. Colombia will undertake that it will annually take all necessary and appropriate actions to provide for the due inclusion of such amounts in the national budget and to ensure timely payment of all amounts due.

Contracts with Colombia

In accordance with Colombian law, by purchasing the securities, you will be deemed to have waived any right to petition for diplomatic claims to be asserted by your government against Colombia with respect to your rights as a holder under the indenture and the securities, except in the case of denial of justice.

TAXATION

The following discussion summarizes certain United States federal and Colombian federal tax considerations that may be relevant to you if you invest in the debt securities. This summary is based on laws, regulations, rulings and decisions now in effect in the United States and on laws and regulations now in effect in Colombia and may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Colombian Taxation

Under current Colombian law, payments of principal and interest on the debt securities are not subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. In addition, gains realized on the sale or other disposition of the debt securities will not be subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. There are no Colombian transfer, inheritance, gift or succession taxes applicable to the debt securities.

United States Federal Taxation

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a debt security. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified, possibly retroactively, so the discussion below might not be reliable in the future. This discussion does not cover any state, local or foreign tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Colombia has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions.

This discussion deals only with holders that hold a debt security as a capital asset as defined in the U.S. federal tax laws (generally, property held for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). assumes that you (i) hold the debt security as a capital asset (generally, an asset held for investment), (ii) were the initial purchaser of that debt security, and (iii) acquired the debt security at its issue price. This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	persons subject to the alternative minimum tax;

•	United States expatriates;

•	persons that purchase or sell debt securities as part of a wash sale for tax purposes;

•	persons that purchase or sell debt securities as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a debt security may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a debt security, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of debt securities that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the debt securities.

The U.S. federal income tax consequences applicable to debt securities that are sold at a discount to their face amount or with pre-issuance accrued interest will be discussed in the applicable prospectus supplement.

You should consult your own tax advisor concerning the federal, state, local, foreign and other tax consequences to you of the purchase, ownership or disposition of a debt security.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a debt security and you are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under U.S. Treasury regulations to be treated as a domestic trust.

If you are not a U.S. holder, this discussion does not apply to you and you should refer to “—Non-U.S. Holders” below.

Payments of Interest. Payments or accruals of stated interest on a debt security generally will be taxable to you as ordinary income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts. For purposes of the foreign tax credit provisions of the Code, interest (including any additional amounts) on a debt security generally will constitute foreign source income and will be categorized as passive or general category income depending on your circumstances.

Disposition of Debt Securities. If you sell or otherwise dispose of a debt security, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the debt security. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the debt security, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as ordinary interest income). Your “adjusted tax basis” in the debt security will generally equal the amount that you paid for the debt security. Gain or loss from the sale or other disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the debt security, you have held the debt security for more than one year, or will be short-term capital gain or loss if you have held the debt security for one year or less. Under the current tax law, net capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gains or losses that arise when you sell or dispose of a debt security generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year generally may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The debt securities may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the debt securities.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a debt security and are not a “U.S. Holder” as defined above.

“Payments of Interest” Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a debt security unless you are engaged in a trade or business in the United States and the interest on the debt security is treated for U.S. federal tax purposes as “effectively connected” to that trade or business (or, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a non-U.S. corporation, your interest income subject to tax in that manner may increase your liability under the branch profits tax currently imposed at a 30 percent rate (or, if attributable to a permanent establishment maintained by you within the United States, a lower rate under an applicable tax treaty).

Disposition of Debt Securities. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell a debt security unless:

1.	that gain is effectively connected for tax purposes to any U.S. trade or business you are engaged in; or

2.	if you are an individual, you are present in the United States for 183 days or more in the taxable year in which you sell the debt security and either (i) you have a “tax home” (as defined in the Code) in the United States in the taxable year in which you sell the debt security, or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are a non-U.S. Holder described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a non-U.S. corporation, you may also be subject to the branch profits tax as described above. If you are a non-U.S. Holder described under (2) above, you generally will be subject to a flat 30 percent tax on the gain derived from the sale or other taxable disposition of a debt security, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a debt security generally will be treated in the same manner as payments of interest made to you, as described above under “—Payments of Interest.”

Backup Withholding and Information Reporting

If you are a noncorporate U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if you fail to (i) provide an accurate taxpayer identification number; (ii) certify that you are not subject to backup withholding; (iii) report all interest and dividend income required to be shown on your federal income tax returns; or (iv) demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to prove your exemption. If you hold a debt security through a foreign partnership, these certification procedures would generally be applied to you as a partner. If you are paid the proceeds of a sale or redemption of a debt security effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a foreign office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person is:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•	a foreign partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

DEBT RECORD

Colombia has regularly met all principal and interest obligations on its external debt for over 80 years.

PLAN OF DISTRIBUTION

Colombia may sell the debt securities and warrants in any of the following ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters

•	or agents;

•	the purchase price of the securities;

•	the net proceeds to Colombia from the sale;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and, if applicable, the auction mechanics used to determine such price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of any securities, the underwriters will purchase the securities for their own accounts and may resell them from time to time in one or more transactions, including:

•	in negotiated transactions;

•	at a fixed public offering price; or

•	at varying prices to be determined at the time of sale.

Colombia may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discount or commission received by them from Colombia and any profit realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The related prospectus supplements will identify any of these underwriters or agents and will describe any compensation received from Colombia.

Colombia may also sell the securities directly to the public or through agents designated by Colombia from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Colombia may pay to these agents. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a best efforts basis for the period of its appointment.

Colombia may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Colombia under delayed delivery contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Colombia may offer the securities of any series to holders of other Colombian securities as consideration for the purchase or exchange by Colombia of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Colombia may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities.

Agents and underwriters may engage in transactions with or perform services for Colombia in the ordinary course of business.

OFFICIAL STATEMENTS

Information included or incorporated by reference in this prospectus which is identified as being derived from a publication of, or supplied by, Colombia or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Colombia. All other information included or incorporated by reference in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Finance and Public Credit of Colombia.

VALIDITY OF THE SECURITIES

The validity of the securities of each series will be passed upon for Colombia by the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and by Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022, United States counsel to Colombia. The validity of the securities of each series will be passed upon on behalf of any agents or underwriters by counsel named in the applicable prospectus supplement.

As to all matters of Colombian law, Arnold & Porter LLP will assume the correctness of the opinion of the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury. As to all matters of United States law, the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury will assume the correctness of the opinion of Arnold & Porter LLP.

AUTHORIZED REPRESENTATIVE

The authorized representative of Colombia in the United States of America is the Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017, or such person as is designated in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Colombia has filed a registration statement with the SEC relating to the debt securities and warrants. This prospectus does not contain all of the information described in the registration statement.

For further information, you should refer to the registration statement.

Colombia is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Colombia commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 1996. These reports include certain financial, statistical and other information concerning Colombia. Colombia may also file amendments on Form 18-K/A to its annual reports for the purpose of incorporating information in the Form 18-K or filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, this information and these exhibits will be incorporated by reference into, and these exhibits will become part of, this registration statement.

You can request copies of these documents by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

SEC Public Reference

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Colombia’s SEC filings are also available to the public from the SEC’s website at http:// www.sec.gov. Please call the SEC at 1-800-SEC- 0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Incorporated documents are considered part of this prospectus. Colombia can disclose important information to you by referring you to those documents. The following documents, which Colombia has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	Colombia’s annual report on Form 18- K for the year ended December 31, 2014 filed with the SEC on September 9, 2015; (SEC File No. 033-73840);

•	All amendments on Form 18-K/A to the 2014 annual report filed on or prior to the date of this prospectus;

•	Any amendment on Form 18-K/A to the 2014 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities; and
•	Each subsequent annual report on Form 18- K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the securities.

Later information that Colombia files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

Dirección General de Crédito Público y

Tesoro Nacional

Ministerio de Hacienda y Crédito Público Carrera 8, No. 6C-38, Piso 1

Bogotá, D.C.

Colombia

Telephone: 57-1-381-2802 / 57-1-381-2156

Facsimile: 57-1-381-2801 / 57-1-381-2102

REPUBLIC OF COLOMBIA

Ministerio de Hacienda y Crédito Público

Dirección General de Crédito Público y Tesoro Nacional

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

TRUSTEE, REGISTRAR, PAYING, CALCULATION AND TRANSFER AGENT

The Bank of New York Mellon

Global Trust Services—Americas

101 Barclay Street, Floor 7E

New York, New York 10286

PAYING AGENT, CACULATION AGENT AND TRANSFER AGENT	PAYING AGENTS AND TRANSFER AGENTS

The Bank of New York Mellon, London Branch	The Bank of New York Mellon (Luxembourg) S.A.
One Canada Square Canary Wharf London E14 5AL England	Vertigo Building-Polaris 2-4 rue Eugène Ruppert L-2453 Luxembourg Luxembourg

LISTING AGENT

KBL European Private Bankers S.A.

43, Boulevard Royal

L-2955 Luxembourg

Luxembourg

LEGAL ADVISORS TO THE REPUBLIC

As to United States Law	As to Colombian Law

Arnold & Porter LLP	Legal Affairs Group
399 Park Avenue	Ministerio de Hacienda y Crédito Público
New York, New York 10022	Dirección General de Crédito Público y Tesoro Nacional
Carrera 8, No. 6C-38, Piso 1
Bogotá D.C., Colombia

LEGAL ADVISORS TO THE UNDERWRITERS

As to United States Law	As to Colombian Law

Sullivan & Cromwell LLP	Brigard & Urrutia Abogados S.A.S.
125 Broad Street	Calle 70 A No. 4-41
New York, New York 10004	Bogotá D.C., Colombia